                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement         [_]Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

                           HOWMET INTERNATIONAL INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials:

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

(HOWMET LOGO APPEARS HERE)
     475 Steamboat Road
     Greenwich, CT 06830

                                                                  MARCH 24, 1999


Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Howmet International Inc., which will be held at 11:00 a.m. local time on Friday, May 7, 1999 at the New York Palace Hotel, 455 Madison Avenue, New York, New York. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date, and return your Proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's audited financial statements for the fiscal year ended December 31, 1998, the reports on those statements, management's discussion and analysis of the Company's financial condition and results of operations, and other related information are included in Exhibit A to this Notice of Annual Meeting and Proxy Statement.

  The Company's Summary Annual Report to Stockholders is also enclosed.


/s/ David L. Squier                       /s/ James R. Wilson

David L. Squier                           James R. Wilson
President and Chief Executive Officer     Chairman of the Board

                                   NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              FRIDAY, MAY 7, 1999

To the Stockholders:

  The Annual Meeting of Stockholders of Howmet International Inc. (the "Company") will be held on Friday, May 7, 1999, at the New York Palace Hotel, 455 Madison Avenue, New York, New York, at 11:00 a.m. local time, to consider and vote upon:

  1. Election of seven Directors to serve until the Annual Meeting of Stockholders in the year 2000 (see page 2);

  2. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 (see page 19); and

  3. Any other business that may properly come before the meeting.

  The close of business on March 16, 1999, has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company Common Stock entitled to vote at the meeting having evidence of ownership, authorized representatives (one per stockholder only) of absent stockholders, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

  For a ten day period prior to the date of the 1999 Annual Meeting, a list of stockholders entitled to vote will be open for examination during normal business hours at the offices of Latham & Watkins, counsel to the Company, 855 Third Avenue, Third Floor, New York City, and may be examined by any stockholder for any purpose germane to the meeting.

March 24, 1999

                                       By Order of the Board of Directors,

                                           Roland A. Paul
                                             Vice President and Secretary

                               TABLE OF CONTENTS

SOLICITATION OF PROXIES.....................................................   1
ELECTION OF DIRECTORS.......................................................   2
 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................   5
 EXECUTIVE COMPENSATION.....................................................   7
 ARRANGEMENTS AMONG THE COMPANY, CARLYLE AND CORDANT TECHNOLOGIES...........  12
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION..............  15
PERFORMANCE GRAPH...........................................................  18
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.........................  19
DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS............................  19
STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN YEAR 2000.......................  19
1998 ANNUAL REPORT ON FORM 10-K AVAILABLE...................................  20
EXHIBIT A: FINANCIAL INFORMATION............................................ F-1

                           HOWMET INTERNATIONAL INC.
                              475 STEAMBOAT ROAD
                         GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT
                                MARCH 24, 1999

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Howmet International Inc. (the "Company") of proxies for use at its Annual Meeting of Stockholders to be held on Friday, May 7, 1999, and at any adjournment thereof (the "1999 Annual Meeting").

  Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1999 Annual Meeting will be voted. Shares will be voted in accordance with stockholders' instructions on the accompanying Proxy. If any such Proxy contains no instructions, the shares will be voted in accordance with the Directors' recommendations, which are noted herein. Any Proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or by submitting prior to the time of the 1999 Annual Meeting a duly executed Proxy bearing a later date.

  On March 16, 1999, the record date for the 1999 Annual Meeting, there were 100,014,258 shares of Common Stock, $.01 par value, outstanding, each entitled to one vote, and there is no cumulative voting. The Company has no other class of equity securities outstanding.

  One Judge of Election and one alternate judge have been elected by the Board of Directors to serve at the 1999 Annual Meeting. In the event the judge and the alternate judge so elected shall not be present at the meeting, a judge shall be appointed by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The presence, in person or by proxy, of the owners of a majority of the outstanding shares entitled to vote is required for a quorum for the transaction of business at the 1999 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Under the Company's By-laws, Directors will be elected and all other proposals, including the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, will be determined by a plurality of the votes cast at the 1999 Annual Meeting. This means that abstentions, withheld votes, and broker no votes will not affect the outcome. The approximate mailing date of the Proxy Statement and Proxy to stockholders is March 24, 1999.

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain Directors, officers, and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, or telecopier. In addition, the Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee of $2,000 plus expenses.

                           1. ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of eight Directors. However, the Board of Directors at its meeting on February 12, 1999, reduced the number of directors to seven effective from and after the date of the 1999 Annual Meeting. The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for all members of the Board of Directors to be elected annually.

  The seven nominees for election as Directors at the 1999 Annual Meeting are listed below. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of Directors. All nominees are currently serving as Directors and have consented to being named herein and to serve if elected. Nominees elected as Directors will serve until the Annual Meeting of Stockholders in 2000 and until their successors have been elected and have qualified.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE SEVEN NOMINEES FOR DIRECTORS.

NOMINEES FOR DIRECTORS

  JAMES R. WILSON, age 58, has served as a Director of the Company since October 1995; he was elected Chairman of the Board of Directors on October 13, 1997. He served as a Vice President of the Company from October 1995 to October 1997. He has served as Chairman of the Board, President and Chief Executive Officer of Cordant Technologies Inc. ("Cordant Technologies," formerly Thiokol Corporation) since October 1995 and President and Chief Executive Officer from October 1993 to October 1995. He has served as a Director of Cordant Technologies since October 1993. He joined Cordant Technologies in 1989 as Vice President and Chief Financial Officer and became Executive Vice President and Chief Financial Officer in 1992. Mr. Wilson is a Director of Cooper Industries Inc., The BF Goodrich Co. and First Security Corporation, and is a member of the Board of Trustees of the College of Wooster. He holds a Bachelors degree from the College of Wooster and a Masters of Business Administration from Harvard University.

  RICHARD L. CORBIN, age 53, was elected a Director of the Company in October 1995. He served as Vice President and Treasurer of the Company from October 1995 to October 1997. Mr. Corbin has been Executive Vice President and Chief Financial Officer of Cordant Technologies since November 1998, and Senior Vice President and Chief Financial Officer of that company before that since May 1994. From 1991 to 1994 Mr. Corbin served as Chief Financial Officer and Vice President of Administration of the Space Systems Division of General Dynamics Corporation, a diversified defense contractor, which he joined in 1974. Mr. Corbin is a director of OEA, Inc.

  EDSEL D. DUNFORD, age 63, was elected a Director of the Company in January 1996. He served as President and Chief Operating Officer of TRW, Inc., a manufacturer of automotive parts, spacecraft and information systems, from 1991 until his retirement in December 1994. He served as Executive Vice President and General Manager of TRW Space and Defense Business from 1987 to 1991. Mr. Dunford is a Director of Cordant Technologies, Cooper Tire & Rubber Company and National Steel Corporation and is a trustee at the University of California at Los Angeles. Mr. Dunford holds a Bachelor of Science degree from the University of Washington and a Masters of Engineering degree from the University of California at Los Angeles.

  JAMES R. MELLOR, age 68, was elected a Director of the Company on December 15, 1997. Mr. Mellor was Chairman of the Board of Directors and Chief Executive Officer of General Dynamics Corporation from 1993 until June 1997, when he retired. Mr. Mellor joined General Dynamics in 1981 as Executive Vice President, Commercial Systems and Corporate Planning, became Executive Vice President, Marine, Land Systems and International in 1986 and became President and Chief Operating Officer in 1990. He was President of AM International from 1977 to 1981 and worked from 1958 to 1977 at Litton Industries in various senior management positions, ultimately as Executive Vice President. He is a Director of General Dynamics Corporation, Bergen Brunswig Corporation, Computer Sciences Corporation, Pinkerton's Inc., and USEC Inc.

  D. LARRY MOORE, age 62, was elected a Director of the Company on December 15, 1997. He was the President and Chief Operating Officer of Honeywell, Inc., an electronic automation and controls systems manufacturer, from April 1993 until his retirement in June 1997. Joining Honeywell in 1986, he served in various executive positions including Executive Vice President and Chief Operating Officer from 1990 to 1993. Dr. Moore is a Director of Cordant Technologies, Geon Company, and Reynolds Metals Company. Dr. Moore holds a Ph.D. in Economics from Arizona State University and a Bachelor of Science degree and Masters in Business Administration from the University of Arizona.

  DAVID L. SQUIER, age 53, has served as a Director of the Company since December 1995. He was elected President and Chief Executive Officer of the Company on October 13, 1997. He has been President and Chief Executive Officer of Howmet Corporation, which manufactures investment castings primarily for gas turbine engines, since 1992. Mr. Squier began his association with Howmet Corporation, when he joined the Corporate Planning department of its predecessor in December 1971. He was involved in manufacturing management from 1976 to 1978, became General Manager of Howmet Corporation's Wichita Falls Casting facility in 1979, and was promoted to Vice President of Operations in 1983. He was elected a Director of Howmet Corporation in 1987.

  JAMES D. WOODS, age 67, was elected a Director of the Company on December 15, 1997. He is Chairman of the Board of CONEMSCO, Inc. and Chairman Emeritus of Baker Hughes Incorporated, a provider of products and services for the oil, gas, wastewater and base metals industries. He was Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated from 1989 to January 1997. He has worked his entire career at Baker Hughes Incorporated and its affiliated and predecessor companies, including holding the position of Corporate Vice President--Finance from 1972 to 1975, Executive Vice President and Director from 1977 to 1985, President, Chief Operating Officer and Director from 1985 to 1986 and President, Chief Executive Officer and Director from 1987 to 1997 at Baker International and Baker Hughes Incorporated. He is a Director of The Kroger Company, Varco International, Inc. and Wynn's International, Inc.

  See "Voting Securities and Principal Holders Thereof--Principal Holders" on page 5 with respect to the ownership of shares of stock of the Company by Cordant Technologies. Besides its ownership of a controlling interest in the Company, Cordant Technologies' principal businesses are the manufacture of solid rocket propellant and industrial and aerospace fastener systems.

  On February 8, 1999, Cordant Technologies purchased all of the remaining shares of the Company's Common Stock held by Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade Partners"), an affiliate of The Carlyle Group. Accordingly, William E. Conway, Jr., a present director of the Company serving as the representative of Carlyle-Blade Partners, will not be standing for reelection at the 1999 Annual Meeting.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors met four times during fiscal year 1998. All incumbent Directors were present for 75 percent or more of these meetings.

  Directors who are employees of the Company or its subsidiary Howmet Corporation or of Cordant Technologies, the controlling stockholder of the Company, receive no compensation for their service as Directors. James R. Wilson and Richard L. Corbin are officers and employees of Cordant Technologies, and David L. Squier is an officer and employee of Howmet Corporation. William E. Conway, Jr., also receives no compensation for his services as a Director of the Company because of his position as a Managing Director of The Carlyle Group. Other Directors are paid an annual retainer of $40,000, plus out-of-pocket expenses. James R. Mellor and James D. Woods serve as independent Directors of the Company on committees of the Board of Directors, and accordingly each receives an additional annual retainer of $5,000. D. Larry Moore and Edsel D. Dunford also serve as Directors of Cordant Technologies.

  Prior to February 8, 1999, the Company had a management agreement with TCG Holdings, L.L.C. ("TCG Holdings"), an affiliate of The Carlyle Group, pursuant to which, since December 2, 1997, the Company paid

TCG Holdings $500,000 per year for certain management and financial advisory services. This agreement was terminated on February 8, 1999 in connection with the purchase by Cordant Technologies of the shares of the Company held by Carlyle-Blade Partners (see "Arrangements Among the Company, Carlyle and Cordant Technologies--TCG Management Agreement" on page 12).

  The Company maintains a Deferred Compensation Plan for Directors, under which each Director who is entitled to a Director's fee from the Company, Messrs. Dunford, Mellor, Moore and Woods, may elect to have payment of part or all of his Director's compensation deferred until such time as he ceases to be a Director. With respect to all but $20,000 of each Director's compensation, the Plan permits each Director to elect to defer his Director's fees into a cash or phantom stock credit account. Amounts credited to the cash account are credited with increments equivalent to interest at the prime rate, and amounts credited to the phantom stock account are credited or debited with amounts reflecting the change in the price of the Company's Common Stock and payment of dividends, if any. All distributions of a Director's cash or phantom stock account are made only in cash.

  Also under the Company's Amended and Restated 1997 Stock Awards Plan, each such Director receives the number of shares of restricted stock of the Company as of each January 1, beginning January 1, 1998, which $20,000 would purchase at the average of the high and low trading prices for the Company's Common Stock on the New York Stock Exchange on the last trading day of the previous year. The Director may not sell this stock until his service as a Director terminates. Dividends, if any, on such stock are credited to the Director in the form of phantom stock. The Board of Directors may from time to time change the amount or proportion of his compensation that will thereafter be distributed in the form of stock awards. Each of these Directors received 1,339 shares of restricted stock in 1998, and 1,288 shares in 1999.

COMMITTEES OF THE BOARD

  There are four standing committees of the Company's Board of Directors:
Audit, Compensation, Independent Directors, and Executive. There is no standing Nominating Committee.

  The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for such audits and for any special assignments given the auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit program. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the independent auditors and that there were no substantive differences with the Company's management. The present members of the Audit Committee are Messrs. Mellor (Chairman) and Woods. The Audit Committee met three times in 1998. Mr. Mellor attended all of the meetings; Mr. Woods attended all but one of the meetings.

  The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and the appointment of investment managers, trustees, actuaries, auditors and other fiduciaries with respect to such plans and changes in their investment guidelines or actuarial assumptions. It also approves and makes recommendations to the Board with respect to the creation, termination and amendment of retirement, executive compensation, and other benefit plans of the Company and its subsidiaries. A subcommittee of the Compensation Committee comprised of the two independent Directors (Messrs. Mellor and Woods) administers the Company's stock option and awards plans. The Compensation Committee, and that subcommittee as well, review and approve compensation actions with respect to the Chief Executive Officer, other executive officers and other key employees and administer the executive bonus programs. Members of the Compensation Committee are D. Larry Moore (Chairman), James R. Mellor, James R. Wilson, and James D. Woods. The Compensation Committee met three times in 1998. All the members were in attendance at all meetings except Mr. Woods, who attended two of the meetings. The Compensation Committee's Report on Executive Compensation is set forth below, beginning on page 15.

  The Committee of Independent Directors consists of two or more independent Directors. The Committee reviews the performance of the Company and Cordant Technologies under the Intercompany Services Agreement between them, the charges made to the Company by Cordant Technologies pursuant to that agreement, and any material amendments to that agreement, and reviews and approves any other material agreements and transactions between the Company and Cordant Technologies. Members of the Committee are James D. Woods (Chairman) and James R. Mellor. The Committee met once in 1998, and both members were in attendance.

  The Executive Committee may exercise all of the powers and authority of the Company's Board of Directors, except as follows: the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation; authorize the issuance of stock; declare dividends; adopt an agreement of merger or consolidation; adopt a certificate of ownership and merger under Delaware law; or recommend to the Company's stockholders the sale, lease, or exchange of all or substantially all of the property and assets of the Company, a dissolution of the Company or a revocation of a dissolution; nor does it have the power to act in lieu of the independent Directors in their capacity as such on the foregoing committees. Members of this Committee are James R. Wilson (Chairman), William E. Conway, Edsel D. Dunford, and David L. Squier. The Committee did not meet in 1998.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

PRINCIPAL HOLDERS

  The following table sets forth information as of March 16, 1999, with respect to the shares of the Company's Common Stock, par value $.01, which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

                                                            AMOUNT AND
                                                            NATURE OF
                                                            BENEFICIAL  PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNERS                      OWNERSHIP(1) OF CLASS
-------------------------------------                      ------------ --------
Cordant Technologies Inc.(2)..............................  84,650,000    84.6
 15 W. South Temple
 Salt Lake City, Utah 84101-1532

--------
(1) As provided by the stockholder.
(2) Cordant Technologies' investment in the Company is owned of record by Cordant Technologies' wholly-owned subsidiary, Cordant Technologies Holding Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the Company's Common Stock beneficially owned as of March 16, 1999, by each Director and nominee for Director and each of the executive officers named in the table on page 7, and the aggregate number of such shares beneficially owned by all Directors and executive officers of the Company as a group. Each named person and member of the group has sole voting and investment power with respect to the shares shown, except for the restricted shares held by four Directors as indicated below.

                                                                       SHARES
                                                                    BENEFICIALLY
NAME                                                                  OWNED(5)
----                                                                ------------
William E. Conway, Jr.(1)..........................................   105,000
Richard L. Corbin(2)...............................................     3,000
Edsel D. Dunford(3)................................................    12,627
James R. Mellor(3).................................................     5,627
D. Larry Moore(3)..................................................     5,627
David L. Squier....................................................   160,000
James R. Wilson(2).................................................     7,000
James D. Woods(3)..................................................     8,627
B. Dennis Albrechtsen..............................................    20,000
Marklin Lasker.....................................................         0
John C. Ritter((4).................................................    28,777
James R. Stanley...................................................    15,000
All Directors, nominees and executive officers as a group
 (14 persons, including those named)...............................   379,565

--------
(1) Mr. Conway disclaims beneficial ownership with respect to 5,000 of these shares.
(2) Mr. Wilson is the Chairman of the Board, President and Chief Executive Officer and Mr. Corbin is Executive Vice President and Chief Financial Officer of Cordant Technologies, the controlling stockholder of the Company.
(3) Includes 2,627 restricted shares of the Company's Common Stock for each such Director (see "Election of Directors--Board Meeting Attendance and Compensation of Directors" on page 3). Each holds the voting power of these shares but may not transfer them until termination of his service as a Director of the Company.
(4) Mr. Ritter disclaims beneficial ownership with respect to 777 of these shares.
(5) None of the beneficial holdings of any individual in the table totals more than one percent of the outstanding shares; the holdings of the group represent less than 0.4 percent of the outstanding shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the Company's knowledge based on review of copies of such reports furnished to the Company and written representations, all Forms 3, 4, and 5 required by Section 16(a) of the Securities Exchange Act of 1934, as amended, have been timely filed with respect to the most recently concluded fiscal year, except for one late filing of a Form 4 by Mr. Albrechtsen in connection with the purchase of 100 shares of Common Stock by his wife's account.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The Summary Compensation Table below sets forth the compensation for the three fiscal years ended December 31, 1998, 1997 and 1996, both long-term and short-term, for services in all capacities earned by those individuals who were as of December 31, 1998, either (i) the Chief Executive Officer or (ii) one of the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers"). All of these officers are employees of the Company's subsidiary, Howmet Corporation, which pays all of their compensation.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                     COMPENSATION
                             ANNUAL COMPENSATION(1)     AWARDS
                             ---------------------- ---------------
                                                      SECURITIES
                                                      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY  BONUS(2) OPTIONS/SARS(#) COMPENSATION(3)
---------------------------  ---- -------- -------- --------------- ---------------
David L. Squier.........     1998 $390,000 $375,000                     $44,844
 President and               1997  370,000  388,500    1,000,000         42,668
 Chief Executive Officer     1996  350,000  400,000    1,000,000(4)      34,621
                                                         200,000(5)
James R. Stanley........     1998  251,000  160,000                      20,650
 Senior Vice President--     1997  231,333  162,000      375,000         20,166
 United States Opera-
 tions                       1996  215,000  172,000      375,000(4)      16,644
                                                          50,000(5)
John C. Ritter..........     1998  230,670  150,000                      18,758
 Senior Vice President
 and                         1997  206,250  144,500      250,000         16,373
 Chief Financial Officer     1996  157,603  126,082      250,000(4)       7,880
                                                          40,000(5)
Marklin Lasker..........     1998  216,384  125,500                      18,152
 Senior Vice President--     1997  211,112  146,600      200,000         16,944
 International Opera-
 tions                       1996  200,004  132,603      250,000(4)      54,899
                                                          40,000(5)
B. Dennis Albrechtsen...     1998  186,000  103,750                      15,500
 Vice President--Manu-
 facturing                   1997  177,084  124,000      150,000         16,484
 Howmet Corporation          1996  174,390  152,593      150,000(4)      13,267

--------
(1) The column headed "Other Annual Compensation" is omitted because such compensation included only perquisites in amounts not exceeding the threshold for disclosure required by Regulation S-K under the federal securities laws.
(2) Amounts are reported in the year during which they were accrued, although they were paid in the following year.
(3) Howmet Corporation makes matching contributions for the first five percent of each salaried employee's compensation paid into its savings plan. Matching contributions made in the following amounts in 1998 are included in this column: David L. Squier, $8,000; James R. Stanley, $7,143; John C. Ritter, $7,799; Marklin Lasker, $7,143; and B. Dennis Albrechtsen, $8,000.

    Howmet Corporation also maintains excess non-qualified employee benefit plans that provide for payment of amounts in the form of taxable compensation equal to the amounts that would have been otherwise paid to employees under its savings plan absent the benefit limitations of the Internal Revenue Code. Such payments made in the following amounts in 1998 are included in this column: David L. Squier, $30,325 James R. Stanley, $13,507; John C. Ritter, $10,959; Marklin Lasker, $11,009; and B. Dennis Albrechtsen, $7,500.

    Certain key employees of Howmet Corporation were permitted to defer a portion of their compensation earned in 1986-89 until retirement or termination, with interest to be earned on such deferred compensation generally at the seasoned corporate bond yield published by Moody's Investors Service plus 3 percentage points. The above-market portion of this interest in 1998 with respect to Mr. Squier's deferred compensation was $6,519.
(4) 1996 SAR grants. Pursuant to the Amended SARs Program described below, the maximum net per share value of the outstanding 1996 SAR grants was limited in the case of these officers to $13.
(5) 1996 grants of options to purchase Cordant Technologies' Common Stock (see "Cordant Technologies Stock Options" on page 11), adjusted for a two-for-one split in Cordant Technologies stock paid as a stock dividend on March 13, 1998.

STOCK APPRECIATION RIGHTS; STOCK OPTIONS

  In May 1996, the Company introduced a Stock Appreciation Rights ("SARs") plan for key employees. Under the plan, SARs representing approximately 5 percent of the Company's equity value were issued to certain members of the Company's management. The SARs, similar to phantom stock options, are generally payable on the earliest to occur of the following: (i) March 31, 2001; (ii) a merger, sale of substantially all of the assets, or liquidation of the Company or Howmet Corporation, the Company's wholly owned operating subsidiary; (iii) the acquisition by an unaffiliated entity of more than 50% of the Company's or Howmet Corporation's Common Stock; or (iv) a public offering of more than 50% of the Company's or Howmet Corporation's Common Stock. The SARs are valued based on appreciation in value of the Company's Common Stock, as defined in the plan, from the date of adoption of the plan to the earliest of the foregoing dates. The SARs vest in equal annual installments over a five-year period, ending March 31, 2001, based upon the passage of time and the operating performance of Howmet Corporation, with acceleration in the event of one of the earlier triggering events referred to above.

  On December 2, 1997, in connection with the public offering of the Company's Common Stock (the "Offering"), the Company amended its SARs plan (the "Amended SARs Program") and granted stock options to participants in the plan, including the Company's executive officers, pursuant to a newly adopted stock-based awards plan (the "1997 Stock Awards Plan"). Pursuant to the Amended SARs Program, the maximum per share value of the outstanding SARs has been limited to the difference between the initial public offering price and the base price per share (generally $2) of the SARs and, in exchange for accepting such limitation, each holder of SARs was granted a non-qualified stock option (an "NQSO") to purchase, at the initial public offering price of $15 per share, a number of shares of Common Stock equal to the number of shares with respect to which such employee has SARs. The NQSOs vest and become exercisable in 25% increments on January 1 of each year beginning in 1999, until fully vested, and will expire on the eighth anniversary of their granting. In addition, pursuant to the Amended SARs Program, the Company offered holders of SARs the opportunity to cash out 20% of their SARs (which represented the vested portion of the SARs) at the initial public offering price. Employees making this election, including Mr. Lasker, received their cash payment in January 1998, and received NQSOs representing 80% of the number of shares of Common Stock with respect to which such employees had SARs immediately prior to making such election.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1998

  The following table presents information regarding the exercise during 1998 of SARs or options to purchase shares of the Company's or Cordant Technologies' Common Stock by the Named Executive Officers and information regarding unexercised SARs and options to purchase shares of the Company's and Cordant Technologies' Common Stock held by the Named Executive Officers on December 31, 1998.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
             FISCAL YEAR(1) AND FISCAL YEAR-END OPTION/SAR VALUES

                                                 NUMBER OF
                                                SECURITIES        VALUE OF
                                                UNDERLYING      UNEXERCISED
                                                UNEXERCISED     IN-THE-MONEY
                                               OPTIONS/SARS     OPTIONS/SARS
                                                 AT YEAR-         AT YEAR-
                                                  END (#)        END ($)(2)
                                               -------------   --------------
                                               EXERCISABLE/     EXERCISABLE/
NAME                                           UNEXERCISABLE   UNEXERCISABLE
----                                           -------------   --------------
David L. Squier...............            SARs  0/1,000,000    $0/$13,000,000
                               Company Options  0/1,000,000       0/1,125,000
                               Cordant Options    0/200,000(3)    0/3,950,000(4)
James R. Stanley..............            SARs    0/375,000       0/4,875,000
                               Company Options    0/375,000         0/421,875
                               Cordant Options     0/50,000(3)      0/987,500(4)
John C. Ritter................            SARs    0/250,000       0/3,250,000
                               Company Options    0/250,000         0/281,250
                               Cordant Options     0/40,000(3)      0/681,250(4)
Marklin Lasker................            SARs    0/200,000       0/2,600,000
                               Company Options    0/200,000         0/225,000
                               Cordant Options     0/40,000(3)      0/790,000(4)
B. Dennis Albrechtsen.........            SARs    0/150,000       0/1,950,000
                               Company Options    0/150,000         0/168,750

--------
(1) None of the Named Executive Officers exercised any stock options or SARs in 1998.
(2) Values of Company stock options and SARs are calculated based on the closing New York Stock Exchange price of the Company's Common Stock as of December 31, 1998 ($16.125), minus the option exercise price ($15.00) or the SAR base price ($2.00 for the Named Executive Officers), subject to a maximum value for the SARs of $15 per share minus the base price. The Company stock options vest and become exercisable in 25% increments on January 1 of each year beginning in 1999. Value of Cordant Technologies' options is calculated based on the closing New York Stock Exchange price of Cordant Technologies' Common Stock as of December 31, 1998 ($37.50), minus the option exercise price ($17.75 except for John Ritter ($20.46875)), after giving effect to a two-for-one stock split in Cordant Technologies stock paid as a stock dividend on March 13, 1998. For information regarding vesting and exercise of the Cordant Technologies options, see "Cordant Technologies Stock Options" on page 11.
(3) Adjusted for the two-for-one stock split in Cordant Technologies stock paid on March 13, 1998.
(4) See "Cordant Technologies Stock Options" on page 11 for a summary of the terms of these options and the Revised Plan of Cordant Technologies with respect to these options.

RETIREMENT PLANS

  Howmet Corporation, the Company's wholly owned operating subsidiary, maintains defined benefit pension plans for substantially all of its employees. Effective January 2, 1996, Howmet adopted the Howmet Salaried Employees Pension Plan (the "SEPP"), a defined benefit plan that covers most salaried employees, and provides for continuing benefits that had been provided under another defined benefit plan (the "Pechiney Plan") prior to the acquisition of Howmet's parent company, Pechiney Corporation (now Howmet Holdings Corporation) by Blade Acquisition Corp. (now the Company) from Pechiney International, a French company, on December 13, 1995 (the "Acquisition"). The following table shows the estimated annual pension benefits for salaried employees, including the Named Executive Officers, payable upon retirement (including amounts attributable to the SEPP, the Excess Benefit Plans and the Supplemental Executive Retirement Plans, as described below, and including any benefit payable under the Pechiney Plan) for the specified compensation and years of service.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION                  15       20       25       30       35       40
------------               -------- -------- -------- -------- -------- --------
$  200,000................ $ 43,164 $ 57,552 $ 71,940 $ 86,328 $100,716 $111,716
   400,000................   88,164  117,552  146,940  176,328  205,716  227,716
   600,000................  133,164  177,552  221,940  266,328  310,716  343,716
   800,000................  178,164  237,552  296,940  356,328  415,715  459,716
 1,000,000................  223,164  297,552  371,940  446,328  520,716  595,104

  As of December 31, 1998, the Named Executive Officers had the following credited service for determining pension benefits: David L. Squier, 27 years; James R. Stanley, 6 years; John C. Ritter, 2 years; Marklin F. Lasker, 6 years; B. Dennis Albrechtsen, 24 years.

  All the Named Executive Officers participate in the SEPP. For employees who retired before 1997, pension benefits were based on the average earnings for the highest five consecutive years of their final ten years of service. Compensation included in the final average earnings for the pension benefit computation included base annual salary and annual bonuses but excluded payments for all other compensation. The plan in effect prior to 1997 provided an increased benefit for employees with final average pay above one-half of the social security wage base. The SEPP benefit prior to 1997 took into account the service and compensation earned prior to the Acquisition and was reduced by any benefit payable under the Pechiney Plan.

  Effective January 1, 1997, the SEPP's design was changed to that of a cash balance plan. The cash balance plan maintains hypothetical individual accounts for participants. The annual amount credited to a participant's account consists of the sum of age-based compensation credits (7 percent for employees age 50 or older) and interest credits, with an additional age-based annual credit for the years 1997-2006 for employees age 45 years and older on January 1, 1997 (being an additional 7 percent for employees age 50 or older on that date). The interest credit rate, set once annually, is equal to the one year U.S. Treasury constant maturities rate plus one percent. Benefits earned before 1997 under the final average earnings formula mentioned above have been converted to opening account balances.

  SEPP benefits are payable at retirement or termination, at the participant's election. Benefits may be payable as a single life annuity, a joint and survivor annuity, a ten year certain option, or a lump sum.

  Because the SEPP is subject to the benefit and compensation limits under the Internal Revenue Code (the "Code"), the Company has established two unfunded Excess Benefit Plans that provide for payment of amounts that would have been paid to employees under the pension formula absent the benefit and compensation limits of the Code.

  The Company also maintains several Supplemental Executive Retirement Plans ("SERPs") designed to provide unfunded supplemental retirement benefits to certain employees of the Company. The first is designed to provide the selected employees a benefit at retirement equal to that which they would have earned under the SEPP and the Excess Benefit Plans, had the SEPP not been converted to a cash balance plan. Benefits under this SERP are offset by benefits received under the SEPP and the Excess Benefit Plans. Currently, Messrs. Squier, Stanley, Lasker, and Albrechtsen participate in this SERP.

  The second SERP is designed to provide each selected employee a benefit at retirement equal to the excess of 50% of the participant's average base pay during his final three years of employment over amounts the participant receives from certain other plans and social security. Currently, Mr. Squier is the only employee participating in this SERP (see "Employment Agreements" below).

CORDANT TECHNOLOGIES STOCK OPTIONS

  Since December 31, 1995, Cordant Technologies has granted to certain Howmet employees, including certain of the Named Executive Officers, 460,000 contingent stock options for Cordant Technologies Common Stock, of which 360,000 are still outstanding (adjusted for the two-for-one stock split in Cordant Technologies stock on March 13, 1998) (the "Cordant Technologies Stock Options"). The options granted to the Named Executive Officers have exercise prices of either $17.75 or $20.46875 per option, the market price of Cordant Technologies' stock on the date of the grant and adjusted to give effect to the two-for-one stock split in Cordant Technologies stock. The options will vest only if Cordant Technologies acquires 100% of the Company prior to December 13, 2001 unless otherwise modified by the Compensation Committee of the Board of Directors of Cordant Technologies. The options vest, and are exercisable, 50% on the date of such acquisition and 25% each year thereafter. The options expire not later than ten years after the date of the grant.

  Cordant Technologies has informed holders of the Cordant Technologies Stock Options of its intention to adopt a plan that would allow such holders to benefit from such options even if Cordant Technologies does not acquire 100% of the Company prior to December 13, 2001 (the "Revised Plan"). Under the Revised Plan, in the event that Cordant Technologies does not acquire 100% of the Company prior to December 13, 2001, then, with respect to each holder, the difference as of December 13, 2001 between the aggregate market value of all of the shares of Cordant Technologies Common Stock represented by such holder's Cordant Technologies Stock Options and the aggregate exercise price of all such options shall become vested and contributed to a deferred payment plan, pursuant to which 25% of the vested amount would be paid out immediately, if the participant so elected prior to vesting, and the balance of which would be paid out over a period (not less than five years) elected by the participant. Deferred balances would accrue investment earnings equal to those of Cordant Technologies' stock over such period or, at the participant's election, in part those of Cordant Technologies' stock over such period and in part the interest on five year U.S. Treasury notes. Pursuant to the Revised Plan, a holder of Cordant Technologies Stock Options who retires before December 13, 2001 would receive a pro rata portion of the benefits described in the foregoing sentences based on the portion of time during the period from December 13, 1995 to December 13, 2001 in which such holder was employed by the Company.

  Whether the executives vest in the Cordant Technologies Stock Options or vest in the Revised Plan, the Company would record compensation expense for one but not both plans. Accordingly, the Company is recording compensation expense over the six year vesting period of the Revised Plan ending December 13, 2001. In 1998 and 1997, $6.6 million and $2.9 million of compensation expense was charged against income. There was no comparable expense recorded prior to 1997.

EMPLOYMENT AGREEMENTS

  In October 1995 Howmet Corporation entered into employment agreements (the "Employment Agreements") with thirteen management employees, including Messrs. Squier, Stanley and Lasker. The Employment Agreements set base salary levels and provide a specified percentage (generally from 30-60%) of base salary as a target annual bonus amount. The Employment Agreements also generally provide each such Named Executive Officer (the "Executive") with the use of a Howmet-owned automobile and participation in benefit plans and programs available to Howmet management employees generally. In the event of the Executive's death or disability, the Employment Agreements generally provide for the payment of prorated annual bonus and long-term incentive plan awards, but not other severance amounts.

  Mr. Squier's Employment Agreement also provides that in the event his employment is terminated by Howmet other than for "cause" or by him with "good reason" (each as defined therein) prior to his 62nd birthday, he will be entitled to (i) the amount of his base pay and target bonus for 36 months,
(ii) a prorated portion of the annual bonus and any long-term incentive awards that would have been payable in the year of termination, (iii) company-paid outplacement services, (iv) transfer to him of the company-owned car he was using, (v) accelerated vesting under certain of Howmet's retirement plans, and
(vi) the right to continue to participate in Howmet's medical benefits plan for up to two years at the rates in effect for active employees, and the right to be treated as a retiree for purposes of continued coverage thereafter. These severance benefits are conditioned on his agreement not to compete with Howmet for a period of twelve months following his termination of employment. Mr. Squier's agreement also provides that he is entitled to a supplemental annual pension payment equal to the excess of 50% of his average base pay during his final three years of employment over the amounts provided to him under certain of Howmet's retirement plans and under social security.

  In February 1996 Howmet Corporation entered into an employment agreement with Mr. Ritter that sets a base salary and an annual bonus targeted at 40% of that amount. Half of the bonus is based on achievement of personal objectives and half is based on Howmet Corporation's performance. The agreement also provides for Mr. Ritter to receive stock appreciation rights from the Company, stock options in Cordant Technologies stock and the opportunity to purchase an interest in Howmet. Mr. Ritter is also entitled to use of a company car.

  Mr. Albrechtsen has an employment agreement that sets a base salary and 35% of that amount as an annual bonus target. It is generally effective until his 62nd birthday (in 2008). In the event that Mr. Albrechtsen's employment is terminated by Howmet Corporation without "cause" or by Mr. Albrechtsen with "good reason" (each as defined therein), Mr. Albrechtsen is generally entitled to the amount of his base salary and annual bonus for a period of 24 months; and if such termination occurs after his 55th birthday, he is entitled to such amounts for a period of 36 months.

       ARRANGEMENTS AMONG THE COMPANY, CARLYLE AND CORDANT TECHNOLOGIES

         (COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION)

TCG MANAGEMENT AGREEMENT

  Prior to February 8, 1999, Howmet was a party to a management agreement with TCG Holdings, L.L.C. ("TCG Holdings"), an affiliate of The Carlyle Group, for the provision of certain management and financial advisory services to be provided to the Company and its subsidiaries. Pursuant to this management agreement, TCG Holdings received an annual management fee of $500,000. On February 8, 1999 this agreement was terminated in connection with the purchase by Cordant Technologies of Carlyle-Blade Partners' remaining shares in the Company. William E. Conway, Jr., a Director of the Company, who is not standing for re-election, is a Managing Director of The Carlyle Group.

SERVICES AGREEMENT

  To control administrative costs and avoid duplication of administrative functions, the Company and Cordant Technologies, upon consummation of the public offering of the Company's stock on December 2, 1997 (the "Offering"), entered into an intercompany services agreement (the "Services Agreement") with respect to the services to be provided by Cordant Technologies to the Company. The Services Agreement provides that Cordant Technologies will furnish to the Company administrative services for which the Company will generally pay Cordant Technologies its costs plus a fee, both amounts to be determined by Cordant Technologies from time to time on a basis consistent with its past practices. These intercompany services will be phased in over time, and their cost to the Company will increase as more services are provided. These costs, when combined with the elimination of certain management fees previously incurred and anticipated cost savings, are not expected to result in material incremental costs to the Company. The Company paid Cordant Technologies $1.5 million, to cover both its costs and fee, for the twelve month period beginning December 2, 1997.

  The services provided by Cordant Technologies include but are not limited to tax; control and audit; risk management and insurance advice and purchasing; health, safety and environmental; treasury and cash management; human resources and employee relations; employee benefit plans; in-house legal; investor relations and public affairs; and executive department services.

  The services also include or involve some services provided by third parties, such as insurance brokers and carriers, actuaries and financial printers. Generally, such third party services will be billed directly to the Company with no "mark up" by Cordant Technologies. However, the cost of Cordant Technologies' arranging for third parties' services will be billed to the Company along with a fee, as described above.

  As set forth under "Election of Directors--Nominees for Directors," on pages 2-3, four Directors of the Company are officers and/or directors of Cordant Technologies.

SHAREHOLDERS AGREEMENT

  Upon consummation of the Offering, the Company, Cordant Technologies and Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade Partners") entered into a shareholders agreement providing for Carlyle-Blade Partners' representation on the Company's Board of Directors and rights in favor of Cordant Technologies to acquire Carlyle-Blade Partners' remaining shares in the Company. This agreement was terminated on February 8, 1999 in connection with the purchase by Cordant Technologies of Carlyle-Blade Partners' remaining shares in the Company.

CORPORATE AGREEMENT

  Upon consummation of the Offering, the Company and Cordant Technologies entered into a corporate agreement (the "Corporate Agreement"). Under the Corporate Agreement, the Company granted preemptive rights to Cordant Technologies, which give Cordant Technologies the right, upon any issuance or sale by the Company of its shares of capital stock, to acquire a number of such shares sufficient to maintain Cordant Technologies' percentage ownership of the Company's outstanding voting power and equity immediately prior to such issuance or sale. The purchase of shares of Common Stock pursuant to the exercise of a preemptive right will be at market price, or, in the case of a public offering by the Company for cash, at a price per share equal to the net proceeds per share to the Company in such offering. The preemptive rights expire in the event Cordant Technologies reduces its ownership interest to less than 20%.

  In addition, under the Corporate Agreement, Cordant Technologies agreed that without the prior consent of the Carlyle-Blade Partners representative on the Company's Board of Directors and a majority (but not less than two) of the non-employee Directors of the Company who are not Directors or employees of Cordant Technologies or The Carlyle Group ("Independent Directors"), neither Cordant Technologies nor any of its affiliates may acquire publicly held shares if such acquisition would reduce the number of publicly held shares to less than 14% of the total number of shares outstanding, other than (x) pursuant to a tender offer to acquire all of the outstanding shares of Common Stock of the Company not then beneficially owned by Cordant Technologies or
(y) pursuant to a merger or other business combination in which holders of all outstanding publicly held shares are treated equally. The foregoing provision of the Corporate Agreement may not be amended or waived by the Company without the consent of the Carlyle-Blade Partners representative on the Company's Board of Directors and a majority (but not less than two) of the Independent Directors. Following the 1999 Annual Meeting, however, Carlyle-Blade Partners will no longer have a representative on the Company's Board of Directors.

REGISTRATION RIGHTS AGREEMENT

  Upon the closing of the Offering, the Company and Carlyle-Blade Partners also entered into a Registration Rights Agreement pursuant to which the Company granted certain rights to Carlyle-Blade Partners with respect to the registration under the Securities Act of 1933, as amended ("Securities Act"), of the shares of Common Stock of the Company owned by Carlyle-Blade Partners after the closing of the Offering. This agreement was likewise terminated on February 8, 1999 in connection with the purchase by Cordant Technologies of Carlyle-Blade Partners' remaining shares in the Company.

PREFERRED STOCK REDEMPTION

  On February 17, 1999, the Company redeemed all of the outstanding shares of its 9.0% Series A Senior Cumulative Preferred Stock, all of which was held by Cordant Technologies, for an aggregate redemption price of $66,379,991.

CERTAIN CORDANT OFFICERS AND DIRECTORS

  Cordant Technologies corporate officers may be elected by the Company's Board of Directors as officers or assistant officers of the Company. Cordant Technologies corporate officers may also serve as officers or assistant officers of the Company's operating subsidiary Howmet Corporation and other wholly-owned subsidiaries.

  James R. Wilson, the Chairman, President and Chief Executive Officer of Cordant Technologies, and D. Larry Moore, a director of Cordant Technologies, serve on the Company's Compensation Committee.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

  The Compensation Policy adopted by the Compensation Committee of the Board of Directors (the "Committee") is designed to provide a competitive compensation program to attract, retain, motivate, and reward talented individuals as executive officers and as key employees of the Company. The Committee's policies are implemented by the compensation and benefits staff under the direction of the Vice President--Human Resources. The components of the program include base annual salary, short-term cash incentives and long-term stock based incentives, employee benefits, and perquisites. Compensation grades, ranges, and midpoints adopted by the Committee are set based upon nationally recognized compensation surveys; namely, (i) the Hewitt Management Compensation Survey 777, consisting of 316 companies, and (ii) Towers Perrin Compensation Data Bank, consisting of 639 companies, including several aerospace companies. The Committee also considers the compensation paid by other major industrial companies. Short and long-term incentives are designed to provide above or below average total compensation, depending on whether performance of the Company or an operating unit exceeds, or falls below, targets set by the Committee. Annual incentives are related to the Company and operating unit performance and individual achievement of qualitative individual and strategic goals. Long-term incentives are designed to balance management focus between short and long-term goals and to provide capital accumulation linked to corporate performance. Stock based incentives are designed to align with the results achieved for stockholders in share price performance. The total compensation program is designed to reflect the overall level of the Company's or the operating unit's financial performance, achievement of strategic goals, and the Company's stock performance. Total compensation will vary from year to year, depending on the actual performance achieved against the predetermined goals and the Company's share price reflected in stock based compensation awards.

  The principal elements of the compensation program for the executive officers, including the Chief Executive Officer, and other key employees are as follows:

BASE ANNUAL SALARY

  The base salaries of the executive officers and other key employees are determined in the same manner as the salaries of all exempt salaried employees. Howmet's goal is that executive officers, and employees in general, be paid salaries which are commensurate with their qualifications, duties and responsibilities and which are competitive with like positions of comparable companies.

ANNUAL INCENTIVE COMPENSATION PLAN

  The Annual Incentive Compensation Plan provides annual cash incentive opportunities to all exempt employees, including executive officers. The overall bonus pool for 1998 was set by the Board of Directors early in the fiscal year in terms of corporate-wide cash flow and earnings per share targets. Actual results for 1998 exceeded these targets. Each bonus award was then based upon the Company's or the respective operating unit's achieving predetermined cash flow, earnings and/or operating performance goals and the attainment of individual qualitative strategic objectives relative to the participant's position and responsibilities with the Company. For 1998 the Chief Executive Officer set the cash flow, earnings and strategic goals for the corporate staff and operating unit participants effective as of the beginning of the fiscal year. The Annual Incentive Compensation Plan is designed to provide above average total compensation when performance of the Company or an operating unit exceeds the pre-determined targets, or below average when these targets are missed. The Plan permits discretion in adjusting incentives for Plan participants.

  All executive officers, including the Chief Executive Officer, earned bonuses from the Plan for 1998.

  The Plan also permits employees, including the executive officers, to receive discretionary bonus payments made in recognition of outstanding achievements or accomplishments.

LONG-TERM INCENTIVE PLANS

  The Company's present long-term incentive plans are its stock appreciation rights ("SARs") program (the "SARs Program") for key employees and stock options awarded under its Amended and Restated 1997 Stock Awards Plan. The Committee believes that providing stock based compensation awards to executive officers and other key employees who are in a position to impact the future performance of the Company is an integral part of the compensation package. Effective with the Offering, the SARs Program was amended to include a maximum limit to the per share value of the outstanding SARs, which is the difference between the Offering price ($15) and the base price per share of the SARs (generally $2). In exchange for accepting such limitation, each holder of SARs was granted a non-qualified stock option to purchase, at the Offering price, a number of shares of Common Stock equal to the number of shares with respect to which such employee has SARs. The Amended and Restated 1997 Stock Awards Plan provides for the grant of stock options, SARs and restricted stock. No further awards are expected to be made under the amended SARs Program. The stockholders approved the Amended and Restated 1997 Stock Awards Plan at the 1998 Annual Meeting of Stockholders held on May 12, 1998.

PERQUISITES

  The Committee reviews annually the perquisites available to the executive officers, including the Chief Executive Officer, to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

DETERMINATION OF THE CHIEF EXECUTIVE OFFICER'S COMPENSATION

  The 1998 compensation for David L. Squier, President and Chief Executive Officer, consisted of a base annual salary, an annual bonus, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position. He previously received SARs and stock options to purchase Common Stock of the Company and Cordant Technologies.

  For 1998 the Company's stockholders, before the Offering, determined Mr. Squier's salary grade, salary range, and midpoint based on his position as President and Chief Executive Officer, using the salary data described above. The size of the Company and the markets the Company serves were considered by those stockholders in setting Mr. Squier's salary level. Mr. Squier's base annual salary was correspondingly increased from $370,000 to $390,000 effective January 1, 1998, as a result of that review.

  For 1998 Mr. Squier received an annual bonus award of $375,000 as approved by the Compensation Committee. The payment reflects cash flow and earnings per share results exceeding their targets.

  Mr. Squier's compensation and the compensation of the other Named Executive Officers in the Summary Compensation Table reflect the financial performance of the Company and its operating units. In 1998 the Company's sales increased 12 percent, from $1,205 million, after adjustment for the sale of the Company's refurbishment business, to $1,351million; and net income applicable to common stock increased 57 percent, from $66.9 million, before extraordinary item, to $104.8 million.

1993 TAX ACT COMPENSATION LIMITS

  Section 162(m) of the Internal Revenue Code, adopted under the 1993 tax law changes, restricts the tax deductibility for executive compensation exceeding $1 million which is not based on the attainment of predetermined performance goals. The Company's stock appreciation rights and stock options granted under the Company's Amended and Restated 1997 Stock Awards Plan have been designed, approved and disclosed in a manner such that the Company believes that there will be no such non-deductible compensation with respect to 1998 or 1999.

  In general, the Compensation Committee intends to design the Company's compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as performance based or which are exempt for other reasons. However, the Committee may approve payment of compensation in excess of $1 million that is not tax deductible if it believes sound management of the Company so requires.

                            COMPENSATION COMMITTEE

                           D. Larry Moore, Chairman
                                James R. Mellor
                                James R. Wilson
                                James D. Woods

  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

                               PERFORMANCE GRAPH

  The Company's Common Stock began public trading on November 26, 1997. Therefore, it is not possible to provide performance information for the last five years. The following graph presents a comparison of the cumulative stockholder return on the Common Stock of the Company for the period beginning November 26, 1997 and ending December 31, 1998 as measured against (i) the Standard & Poor's 500 Stock Index, and (ii) the Standard & Poor's 500 Aerospace and Defense Index.

  The returns shown assume that $100 was invested at the closing price on November 26, 1997 in the Company's Common Stock and the stocks in the two indices. Although the returns shown are calculated in a manner that assumes in each case that all dividends paid during the period shown in the graph were reinvested, no dividends were paid on the Company's Common Stock. Stockholders are cautioned against drawing conclusions from the data contained in this graph, as past performance is no guarantee of future results.

                   COMPARISON OF THE CUMULATIVE TOTAL RETURN

             [The following Table is also represented by a Graph]


                                                      11/26/97 12/31/97 12/31/98
                                                      -------- -------- --------
Howmet International.................................  100.00    99.59   107.05
Standard & Poor's 500 Index..........................  100.00   102.09   131.44
Standard & Poor's 500 Aerospace/Defense Index........  100.00    97.47    74.72

            2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending December 31, 1999. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1999 Annual Meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by the stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young was the Company's independent auditors for fiscal year 1998 and for all prior years since fiscal year 1995. Audit services provided to the Company by Ernst & Young during fiscal year 1998 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission; pension, savings, and welfare plan audits; and various tax services.

  Representatives of Ernst & Young are expected to be present at the 1999 Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1998.

  Ernst & Young is also the independent auditors of Cordant Technologies, the controlling stockholder of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1999 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any other matter requiring a vote of stockholders be properly brought before the meeting, the Proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such Proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

             STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN YEAR 2000

  Stockholder proposals intended for inclusion in the Company's Proxy Statement for the Annual Meeting of Stockholders in the year 2000 must be received by the Secretary of the Company at its principal executive office set forth below no later than November 24, 1999.

  The Company's By-laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 90 to 60 days before the first anniversary of the date of the preceding year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 90 to 60 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). In the event that the number of directors to be elected is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days before the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Company's By-laws will be timely, but only with respect to the nominees for any new positions created by such increase, if such notice is delivered to the Secretary of the Company no later than 10 days following the day on which such public announcement is first made by the Company. These stockholder notices must set forth certain information specified in the Company's By-laws.

                   1998 ANNUAL REPORT ON FORM 10-K AVAILABLE

  A COPY OF THE COMPANY'S 1998 SUMMARY ANNUAL REPORT TO STOCKHOLDERS IS ENCLOSED WITH THIS PROXY STATEMENT. THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND RELATED INFORMATION ARE SET FORTH IN EXHIBIT A TO THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE, WITHOUT CHARGE, UPON WRITTEN REQUEST FROM ANY PERSON SOLICITED HEREBY, A COPY OF THE HOWMET INTERNATIONAL INC. ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO THE VICE PRESIDENT--GENERAL COUNSEL, HOWMET INTERNATIONAL INC.,
475 STEAMBOAT ROAD, GREENWICH, CONNECTICUT 06830.

                                           By Order of the Board of Directors,

                                                     Roland A. Paul
                                              Vice President and Secretary

Greenwich, Connecticut
March 24, 1999

                                                                       EXHIBIT A

FINANCIAL INFORMATION

Management's Report on Financial Statements                                F-2
Report of Ernst & Young LLP, Independent Auditors                          F-3
Consolidated Statements of Income                                          F-4
Consolidated Balance Sheets                                                F-5
Consolidated Statements of Cash Flows                                      F-6
Consolidated Statements of Stockholders' Equity and Redeemable Preferred
 Stock                                                                     F-7
Notes to Consolidated Financial Statements                                 F-8
Management's Discussion and Analysis of Financial Condition and Results
 of Operations                                                            F-27
Selected Financial Data                                                   F-36

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

Management has prepared, and is responsible for, the consolidated financial statements and all related financial information contained in this report to stockholders and Board of Directors included in the Howmet International Inc. 1999 Notice of Annual Meeting and Proxy Statement. The consolidated financial statements, which include amounts based on estimates and judgments, were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and applied on a consistent basis. Other financial information in this proxy statement is consistent with that in the consolidated financial statements.

Management maintains an accounting system and related internal controls which it believes provide reasonable assurance, at appropriate cost, that transactions are properly executed and recorded, that assets are safeguarded, and that accountability for assets is maintained. An environment that provides an appropriate level of control is maintained and monitored and includes examinations by an internal audit staff.

Management recognizes its responsibilities for conducting the Company's affairs in an ethical and socially responsible manner. The Company has written standards of business conduct, including its business code of ethics which emphasize the importance of personal and corporate conduct, that demand compliance with federal and state laws governing the Company. The importance of ethical behavior is communicated to all employees.

The Audit Committee of the Board of Directors is composed of two outside directors. This Committee meets periodically and also meets separately with representatives of the independent auditors, Company officers, and the internal auditors to review their activities.

The consolidated financial statements have been audited by Ernst & Young LLP, independent auditors, whose report follows.

/s/ John C. Ritter

John C. Ritter
Senior Vice President and
Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and
 Stockholders
Howmet International Inc.

We have audited the accompanying consolidated balance sheets of Howmet International Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, common stockholders' equity and redeemable preferred stock, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Howmet International Inc. as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                /s/ Ernst & Young LLP


Stamford, Connecticut
January 27, 1999, except for
Notes 1 and 12, as to which the
date is February 17, 1999

CONSOLIDATED STATEMENTS OF INCOME

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)                 1998      1997      1996
--------------------------------------------------------------------------------
Net sales                                          $1,350.6  $1,258.2  $1,106.8
Operating expenses:
 Cost of sales                                      1,039.1     963.8     891.1
 Selling, general and administrative expense          101.6     122.3      93.4
 Research and development expense                      20.2      17.6      20.3
--------------------------------------------------------------------------------
  Total operating expenses                          1,160.9   1,103.7   1,004.8
Income from operations                                189.7     154.5     102.0
Interest income (expense) from Restricted Trust
 and Pechiney Notes, net (Note 8)                        -         -         -
Interest income                                         1.6       1.2       1.7
Interest expense                                      (12.7)    (31.0)    (41.9)
Other, net                                             (3.4)     (6.4)     (5.9)
--------------------------------------------------------------------------------
Income before income taxes and extraordinary item     175.2     118.3      55.9
Income taxes                                          (64.8)    (46.3)    (30.3)
--------------------------------------------------------------------------------
Income before extraordinary item                      110.4      72.0      25.6
Extraordinary item-loss on early retirement of
 debt, net of income taxes of $7.9                       -      (12.3)       -
--------------------------------------------------------------------------------
Net income                                            110.4      59.7      25.6
Dividends on redeemable preferred stock                (5.6)     (5.1)     (4.6)
--------------------------------------------------------------------------------
Net income applicable to common stock              $  104.8  $   54.6  $   21.0
================================================================================
Per common share amounts, basic and diluted:
 Income before extraordinary item                  $   1.05  $    .67  $    .21
 Extraordinary item                                      -       (.12)       -
--------------------------------------------------------------------------------
 Net income                                        $   1.05  $    .55  $    .21
================================================================================

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                            ------------------
(IN MILLIONS, EXCEPT SHARE DATA)                              1998      1997
-------------------------------------------------------------------------------
ASSETS
------
Current Assets:
 Cash and cash equivalents                                  $   37.6  $   45.4
 Accounts receivable (less allowance of $5.2 and $4.4)          84.1      78.7
 Inventories                                                   161.9     155.5
 Retained receivables                                           32.0      20.2
 Deferred income taxes                                          16.2      16.3
 Other current assets                                            3.0       3.9
 Restricted Trust (a)                                          716.4        -
-------------------------------------------------------------------------------
Total Current Assets                                         1,051.2     320.0
Property, plant and equipment, net                             334.9     275.5
Goodwill, net                                                  221.1     226.5
Patents and technology and other intangible assets, net        115.1     118.4
Other noncurrent assets                                         78.3      80.2
Restricted Trust (a)                                              -      716.4
-------------------------------------------------------------------------------
Total Assets                                                $1,800.6  $1,737.0
===============================================================================
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
EQUITY
---------------------------------------------------------
Current Liabilities:
 Accounts payable                                           $  101.5  $   84.2
 Accrued compensation                                           45.0      37.8
 Other accrued liabilities                                     108.7     107.3
 Income taxes payable                                           44.8      28.2
 Short-term debt                                                28.0        -
 Pechiney Notes (a)                                            716.4        -
-------------------------------------------------------------------------------
Total Current Liabilities                                    1,044.4     257.5
Noncurrent Liabilities:
 Accrued retiree benefits other than pensions                   96.8      93.1
 Accrued pension liability                                      49.0      37.8
 Other noncurrent liabilities                                  108.4      94.7
 Deferred income taxes                                           2.1       3.4
 Long-term debt, excluding the Pechiney Notes                   63.0     208.4
 Pechiney Notes (a)                                               -      716.4
-------------------------------------------------------------------------------
Total Noncurrent Liabilities                                   319.3   1,153.8
Commitments and contingencies
Redeemable preferred stock, 9% payment-in-kind dividends,
 $.01 par value; liquidation value $10,000 per share;
 authorized - 15,000 shares; issued and outstanding: 1998 -
  6,560 shares; 1997 - 6,001 shares                             65.6      60.0
Stockholders' Equity:
 Preferred stock, authorized - 9,985,000 shares, issued and
  outstanding - 0 shares                                          -         -
 Common stock, $.01 par value; authorized - 400,000,000
  shares, issued and outstanding: 1998 - 100,005,356
  shares; 1997 - 100,000,000 shares                              1.0       1.0
 Capital surplus                                               195.1     195.0
 Retained earnings                                             180.1      75.3
 Accumulated other comprehensive income                         (4.9)     (5.6)
-------------------------------------------------------------------------------
Total Stockholders' Equity                                     371.3     265.7
-------------------------------------------------------------------------------
Total Liabilities, Redeemable Preferred Stock and
 Stockholders' Equity                                       $1,800.6  $1,737.0
===============================================================================

(a) The Restricted Trust held a note receivable from Pechiney, S.A. and related letters of credit that secured Pechiney, S.A.'s agreement to repay the Pechiney Notes. Pechiney, S.A. (the Company's previous owner) paid the Notes in full on January 4, 1999, and the Restricted Trust was terminated. (See Note 8.)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED DECEMBER 31,
                                                 -------------------------
(IN MILLIONS)                                     1998     1997     1996
---------------------------------------------------------------------------
OPERATING ACTIVITIES
--------------------
Net income                                       $ 110.4  $  59.7  $  25.6
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                     60.2     66.9     63.3
  Equity in (income) loss of unconsolidated
   affiliates                                        (.4)    (1.5)     1.4
  Extraordinary item                                   -     12.3        -
  Changes in assets and liabilities:
    Receivables                                     (3.5)     8.4     29.9
    Inventories                                      2.2    (17.9)    17.2
    Accounts payable and accrued liabilities        10.3     12.1     39.1
    Deferred income taxes                           (2.1)     (.3)    (3.2)
    Income taxes payable                            17.8     16.9      6.1
    Long-term SARs accrual                           5.5     31.4      6.6
    Other, net                                       7.0      4.6     (1.5)
---------------------------------------------------------------------------
  Net cash provided by operating activities        207.4    192.6    184.5
INVESTING ACTIVITIES
--------------------
Proceeds from disposal of fixed assets                .4       .2       .3
Purchases of property, plant and equipment         (83.0)   (56.9)   (33.7)
Payments made for investments and other assets      (3.4)    (2.0)       -
Proceeds from sale of refurbishment business,
 net                                                   -     44.9        -
Other                                                  -        -      3.6
---------------------------------------------------------------------------
  Net cash used by investing activities            (86.0)   (13.8)   (29.8)
FINANCING ACTIVITIES
--------------------
Net change in short-term debt                       15.1        -        -
Issuance of long-term debt                          36.6    326.2    147.2
Repayment of long-term debt                       (182.0)  (467.6)  (288.1)
Premiums paid on early retirement of debt              -    (13.7)       -
---------------------------------------------------------------------------
  Net cash used by financing activities           (130.3)  (155.1)  (140.9)
Foreign currency rate changes                        1.1     (1.7)       -
---------------------------------------------------------------------------
(Decrease) increase in cash and cash
 equivalents                                        (7.8)    22.0     13.8
Cash and cash equivalents at beginning of
 period                                             45.4     23.4      9.6
---------------------------------------------------------------------------
Cash and cash equivalents at end of period       $  37.6  $  45.4  $  23.4
===========================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

                                                                        ACCUMULATED      TOTAL       REDEEMABLE
                                     COMMON STOCK            RETAINED      OTHER        COMMON     PREFERRED STOCK
                                  ------------------ CAPITAL EARNINGS  COMPREHENSIVE STOCKHOLDERS' ----------------
(IN MILLIONS, EXCEPT SHARE DATA)    SHARES    AMOUNT SURPLUS (DEFICIT)    INCOME        EQUITY     SHARES   AMOUNT
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995        100,000,000  $1.0  $195.0   $  (.2)      $ 1.1        $196.9       5,024  $  50.2
-------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                     25.6                      25.6
 Other comprehensive income
 Foreign exchange
  translation adjustment                                                     1.0           1.0
                                                                                       --------
 Total comprehensive income                                                               26.6
                                                                                       --------
Dividends - redeemable
 preferred stock                                                (4.7)                     (4.7)        466      4.7
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996        100,000,000  $1.0  $195.0   $ 20.7       $ 2.1        $218.8       5,490  $  54.9
-------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                     59.7                      59.7
 Other comprehensive income
 Foreign exchange
  translation adjustment                                                    (7.7)         (7.7)
                                                                                       --------
 Total comprehensive income                                                               52.0
                                                                                       --------
Dividends - redeemable
 preferred stock                                                (5.1)                     (5.1)        511      5.1
-------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997        100,000,000  $1.0  $195.0   $ 75.3       $(5.6)       $265.7       6,001  $  60.0
-------------------------------------------------------------------------------------------------------------------
Comprehensive income:
 Net income                                                    110.4                     110.4
 Other comprehensive income
 Foreign exchange
  translation adjustment                                                     3.1           3.1
 Minimum pension liability
  adjustment                                                                (2.4)         (2.4)
                                                                                       --------
 Total comprehensive income                                                              111.1
                                                                                       --------
Dividends - redeemable
 preferred stock                                                (5.6)                     (5.6)        559      5.6
Shares issued                           5,356            .1                                 .1
-------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998        100,005,356  $1.0  $195.1   $180.1       $(4.9)       $371.3       6,560  $  65.6
-------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE ACQUISITION

1995 ACQUISITION: Howmet International Inc. ("HII" or "the Company") was formed on October 11, 1995. On December 13, 1995, HII acquired all of its existing operations from Pechiney, S.A. (the "Acquisition"). Carlyle-Blade Acquisition Partners, L.P. ("Carlyle-Blade"), an affiliate of The Carlyle Group, and Cordant Technologies Holding Company, a wholly-owned subsidiary of Cordant Technologies Inc. ("Cordant") owned 51% and 49%, respectively, of HII's common stock from December 13, 1995 until the 1997 ownership change. That subsidiary of Cordant also owned 100% of HII's 9% Series A Senior Cumulative payment-in-kind preferred stock, which was redeemed on February 17, 1999 (see Note 12).

The Acquisition was effected through a series of transactions, mergers and name changes resulting in HII owning Howmet Holdings Corporation ("Holdings"). Holdings owns Howmet Corporation. Howmet Corporation and its subsidiaries are the only operating subsidiaries of Holdings and HII. In connection with the Acquisition HII received indemnities from Pechiney, S.A. for certain pre-closing tax, environmental, and product liability matters and the Pechiney Notes (see Note 8). The acquisition was accounted for in accordance with the purchase method of accounting, and accordingly, the consolidated financial statements reflect the allocation of the purchase price and related acquisition costs to the assets acquired and liabilities assumed based on their fair values on the date of acquisition.

1997 OWNERSHIP CHANGE: In December 1997, Carlyle-Blade sold 15 million of its HII common shares to the public, and sold 13 million of its HII common shares to Cordant Technologies Inc.

1998 AND 1999 OWNERSHIP CHANGES: In January 1998, Carlyle-Blade sold an additional 350,000 common shares to the public. On February 8, 1999, Carlyle-Blade sold its remaining 22,650,000 shares of HII common shares to Cordant. After these sales, Cordant holds 84.65% and the public holds 15.35% of outstanding HII common shares.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The accompanying consolidated financial statements include all subsidiary companies. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES: The consolidated financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions. Estimates of the carrying amounts of assets and liabilities and the reported amounts of revenues and expenses are utilized in the earnings recognition process that affects reported amounts in the consolidated financial statements and accompanying notes. Amounts affected include, but are not limited to, allowances for doubtful accounts, reserves for contract losses and other accruals. Actual results could differ from those estimates.

REVENUE RECOGNITION: The Company recognizes revenue from the sale of its products upon shipment. Provision for estimated losses on sales commitments are recorded when identified.

EARNINGS PER SHARE: Basic earnings per share is calculated by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding (1998 - 100,002,678; 1997 and 1996 - 100,000,000).
Diluted earnings per share is calculated by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding plus the common stock equivalent shares of employee stock options, calculated using the treasury stock method (1998 - 100,079,344; 1997 -
 100,008,832; 1996 - 100,000,000).

All share and per share data have been retroactively restated to reflect the October 1997 10,000-to-1 stock split.

CASH AND CASH EQUIVALENTS: Highly liquid investments with a maturity of three months or less when acquired are considered cash equivalents.

INVENTORIES: Inventories are stated at cost, which approximates or is less than replacement value. A substantial portion of inventories is valued on the last-in, first-out ("LIFO") method, and the remainder is on the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are carried at cost and are depreciated over the assets' estimated useful lives on the straight-line method. Buildings' useful lives vary between 19 and 30 years and other assets' lives vary between 4 to 8 years.

INTANGIBLES: Goodwill relates to the Acquisition (Note 1) and is the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired. It is amortized on a straight-line basis over 40 years.

Other intangible assets include the fair value, at the Acquisition date, of patents, technology and a non-compete agreement. They are being amortized on a straight-line basis over 10 to 15 years. Other intangible assets also include an intangible pension asset, which is amortized over the remaining service lives of the relevant pension plan participants.

IMPAIRMENT OF LONG-LIVED ASSETS: The Company records impairment losses on goodwill and on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than net book value. The Company also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

CONTINGENT MATTERS: The Company accrues costs for contingent matters when it is probable that a liability has been incurred and the amount can be reasonably determined. At the time a liability is recognized, a receivable is recorded for the estimated future recovery from third parties including Pechiney, S.A. or insurance carriers. Costs allocated to commercial business or not otherwise recoverable from third parties are expensed when the liability is recorded. Except for current amounts receivable and payable, contingent amounts are included in "other noncurrent assets" and in "other noncurrent liabilities".

FOREIGN CURRENCY TRANSLATION: Except for the Company's Canadian subsidiaries, all assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are translated into U.S. dollars at average rates of exchange prevailing during the period. Unrealized currency translation adjustments are deferred in the consolidated balance sheet, whereas transaction gains and losses are recognized in the consolidated statements of income when incurred.

The Canadian operation's functional currency is the U.S. dollar. Therefore, Canadian monetary assets and liabilities are translated at period-end exchange rates, and inventories and other nonmonetary assets and liabilities are translated at historical rates. Adjustments resulting from translation of Canadian monetary assets and liabilities at period-end exchange rates are included in the consolidated statements of income.

DERIVATIVE FINANCIAL INSTRUMENTS: Derivative financial instruments are utilized by the Company to reduce foreign currency risks in accordance with policy approved by the Board of Directors. The Company does not hold or issue derivative financial instruments for trading purposes. The Company enters into foreign exchange contracts to minimize fluctuations in the value of payments due international vendors and the value of foreign denominated receipts.

Forward foreign exchange contracts obligate the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. The Company enters into economic hedges to mitigate fluctuations of anticipated foreign currency commitments. The Company also enters into the forward foreign exchange contracts which are directly related to assets, liabilities, or transactions for which a commitment is in place.

In accordance with hedge accounting, gains and losses for specifically identified assets, liabilities and firmly committed transactions are recognized in income and offset the foreign exchange gains and losses when the underlying transaction is settled. Unrealized changes in fair value of contracts no longer effective as hedges for such firm items are recognized in income at such time and marked to market until their expiration. In cases where the hedge is for anticipated items, forward foreign exchange contracts are marked to market. The impact on the financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

INCOME TAXES: The provision for income taxes includes, in the current period, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Deferred taxes are provided to recognize the income tax effects of amounts which are included in different reporting periods for financial statement and tax purposes.

NEW ACCOUNTING STANDARDS: In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued. This statement establishes accounting standards for derivative instruments and for hedging activities. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company will adopt this new statement on January 1, 2000.

RECLASSIFICATIONS: Certain 1997 and 1996 amounts have been reclassified to be consistent with the 1998 presentation. These include reclassifications to cost of sales from depreciation and amortization, selling, general and administrative expense and research and development expense.

NOTE 3. INVENTORIES

Inventories are summarized as follows:

                            DECEMBER 31,
                            --------------
(IN MILLIONS)                1998    1997
-------------------------------------------
Raw materials and supplies  $ 56.7  $ 62.0
Work in progress              78.8    61.5
Finished goods                29.7    35.4
-------------------------------------------
FIFO inventory               165.2   158.9
LIFO valuation adjustment     (3.3)   (3.4)
-------------------------------------------
                            $161.9  $155.5
-------------------------------------------

At December 31, 1998 and 1997, inventories include $111.8 million and $122.7 million, respectively, that are valued using LIFO. This valuation adjustment approximates the difference between the LIFO carrying value and current replacement cost.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment includes the following:

                           DECEMBER 31,
                          ---------------
(IN MILLIONS)              1998     1997
------------------------------------------
Land                      $  18.8  $ 12.8
Buildings                    77.6    60.2
Machinery and equipment     363.4   267.7
------------------------------------------
                            459.8   340.7
Accumulated depreciation   (124.9)  (65.2)
------------------------------------------
                          $ 334.9  $275.5
------------------------------------------

Depreciation expense was $42 million in 1998, $41.2 million in 1997, and $39.6 million in 1996.

NOTE 5. GOODWILL

Goodwill relates to the Acquisition (Note 1). Accumulated amortization was $20.6 million and $14.6 million at December 31, 1998 and 1997. The $22.5 million 1997 reduction in goodwill was due to (i) $6.5 million of amortization, (ii) the recognition of $6.1 million of preacquisition U.S. alternative minimum tax credits that were not estimable at the Acquisition date, (iii) $9.4 million of goodwill associated with the Company's refurbishment business which was sold in 1997 (Note 20), and (iv) the effects of foreign exchange translation.

NOTE 6. PATENTS AND TECHNOLOGY AND OTHER INTANGIBLE ASSETS, NET AND OTHER NONCURRENT ASSETS

Patents and technology and other intangible assets, net includes the following:

                                                                  DECEMBER 31,
                                                                  -------------
(IN MILLIONS)                                                      1998   1997
-------------------------------------------------------------------------------
Patents and technology, net of accumulated amortization of $20.6
 and $13.8                                                        $ 46.8 $ 53.6
Non-compete agreement, net of accumulated amortization of $15.2
 and $10.2                                                          59.8   64.8
Pension intangible asset (Note 11)                                   8.5     -
-------------------------------------------------------------------------------
                                                                  $115.1 $118.4
-------------------------------------------------------------------------------

Other noncurrent assets includes the following:

                                                      DECEMBER 31,
                                                      -------------
(IN MILLIONS)                                          1998   1997
-------------------------------------------------------------------
Indemnification receivables from Pechiney, S.A. for:
 Environmental matters                                $ 29.3 $ 32.4
 Insurance claims                                        6.0    7.2
Prepaid pension benefit costs                           25.9   26.4
Other                                                   17.1   14.2
-------------------------------------------------------------------
                                                      $ 78.3 $ 80.2
-------------------------------------------------------------------

NOTE 7. FINANCING ARRANGEMENTS

At December 31, 1998, the Company had $28 million of short-term borrowings principally at its Canadian and Japanese subsidiaries. Included in this amount was $8 million outstanding under a $10 million credit facility entered into in 1998 by the Company's Canadian subsidiary. Interest rates for this facility are based on a bank's daily money market fund rate (approximately 5.8% at December 31, 1998). The Company's Japanese subsidiary has short-term borrowings of $17.9 million bearing interest at a rate of approximately 1.4% per annum.

Long-term debt, excluding Pechiney Notes (Note 8), includes the following:

                           DECEMBER 31,
                           ------------
(IN MILLIONS)              1998   1997
---------------------------------------
Revolving credit facility  $60.0 $198.0
Other                        3.0   10.4
---------------------------------------
                           $63.0 $208.4
---------------------------------------

Principal maturities for the succeeding five years ended December 31 are as follows: $60 million in 2002 and $3 million in 2003. At December 31, 1998, $9.6 million of letters of credit were outstanding and $232.4 million of borrowing capacity was available under the Revolving Credit Facility.

The Company (through its wholly-owned and only operating subsidiaries, Howmet Corporation and its subsidiaries) has credit commitments from a group of banks under a revolving credit agreement (the "Revolving Credit Facility"). The facility expires in December 2002 and provides for an unsecured revolving credit line and letters of credit of up to $300 million in the aggregate. Interest rate on the facility is based on LIBOR plus a spread and was 5.8% and 6.2% at December 31, 1998 and 1997, respectively.

Terms of the Revolving Credit Facility require Howmet Corporation to meet certain interest coverage and leverage ratios and maintain certain minimum net worth amounts. In addition, there are restrictions customarily found in such agreements, such as limits on indebtedness and payments for acquisitions or investments. The agreement contains events of default including a change of control (as defined) of the Company and its subsidiaries, and cross defaults with respect to other debt and the receivables facility.

In 1997 the Company terminated its then existing senior credit facilities and repaid all outstanding borrowings thereunder, and the Company tendered for and repaid all but $3 million of its $125 million senior subordinated notes. As a result of these transactions, the Company recorded an extraordinary loss from the early retirement of debt of $12.3 million, after tax. The loss includes the write-offs of unamortized debt issuance costs, a tender premium for the senior subordinated notes and transaction costs. The debt repayments were funded with borrowings under the Revolving Credit Facility. Also in 1997 the Company elected to repay all but $6 million of its 10% payment-in-kind junior subordinated notes and in 1998 repaid the remaining $6 million. These payments were funded with borrowings under the $300 million Revolving Credit Facility.

The Company is a holding company, which conducts its only operations through Howmet Corporation and its subsidiaries and, accordingly, is dependent on the receipt of cash from these subsidiaries to meet its expenses and other obligations. Terms of the Revolving Credit Facility which limit transfers of cash to the Company from Howmet Corporation, affect the Company's ability to obtain funds for any purposes, including dividends, stock redemption, debt service and normal business activities. Based on current and anticipated activities, this limitation is not expected to have an effect on the Company's ability to conduct its normal activities.

The Company has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable. At December 31, 1998 and 1997, the defined pool of outstanding accounts receivable amounted to $87 million and $75.2 million, respectively. The Company received $55 million from the sale of such eligible receivables to a master trust and has deducted this amount from accounts receivable in the December 31, 1998 and 1997 consolidated balance sheets. Losses on the sale of receivables for the years ended December 31, 1998, 1997 and 1996 were $3.8 million, $3.8 million, and $4.5 million, respectively. These losses are included in the line captioned "Other, net" in the consolidated statements of income. At

December 31, 1998 and 1997 the $32 million and $20.2 million differences, between the total eligible pool and the $55 million sold, represent retainage on the sale in the event the receivables are not fully collected. The Company has retained the responsibility for servicing and collecting the accounts receivable sold or held in the master trust. Any incremental additional costs related to such servicing and collection efforts are not significant.

In 1998, 1997 and 1996, the Company paid interest of $9.7 million, $20.1 million and $36.2 million, respectively.

NOTE 8. RESTRICTED TRUST AND RELATED PECHINEY NOTES PAYABLE

In 1988, Pechiney Corporation, which as a wholly-owned subsidiary of Pechiney, S.A., issued indebtedness maturing in 1999 (the "Pechiney Notes") to third parties in connection with the purchase of American National Can Company. As a result of the Acquisition, Pechiney Corporation (now named Howmet Holdings Corporation, "Holdings") became a wholly-owned subsidiary of the Company. The Pechiney Notes remained at Holdings, but Pechiney, S.A., which retained American National Can Company, agreed with the Company to be responsible for all payments due on or in connection with the Pechiney Notes. Accordingly, Pechiney, S.A. issued its own note to Holdings in an amount sufficient to satisfy all obligations under the Pechiney Notes. The Pechiney, S.A. note was deposited in a trust for the benefit of Holdings (the "Restricted Trust"). Interest income from the Restricted Trust for 1998, 1997 and 1996 was equal to the interest expense and is netted in the consolidated statements of income for these years.

Pechiney, S.A. paid the Notes in full on January 4, 1999. No Company funds were used in the payment of the Notes. As a result, the Restricted Trust has been terminated and like the Pechiney Notes, subsequent to December 31, 1998, will not be included on the Company's consolidated balance sheet.

NOTE 9. COMMITMENTS

The Company has noncancelable operating leases relating principally to manufacturing and office facilities and certain equipment. Future minimum payments under noncancelable leases as of December 31, 1998 are as follows:
1999 - $5.7 million, 2000 - $4.4 million, 2001 - $2.6 million, 2002 - $1.1 million, 2003 - $.9 million and thereafter $2.2 million.

Total rental expense for all operating leases was $6.9 million in 1998, $7.3 million in 1997 and $8 million in 1996.

As of December 31, 1998, the Company is committed to spend $24.8 million for 1999 capital expenditures.

NOTE 10. INCOME TAXES

Income taxes were provided in the following amounts:

                      YEAR ENDED DECEMBER 31,
                      -----------------------
(IN MILLIONS)            1998   1997   1996
---------------------------------------------
Current income taxes:
 U.S. Federal           $51.7  $23.0  $15.5
 State                    8.0    7.8   11.7
 Foreign                  7.2    7.9    6.3
--------------------------------------------
                         66.9   38.7   33.5
Deferred income taxes:
 U.S. Federal            (4.6)   2.1   (1.8)
 State                   (1.5)  (3.8)  (3.0)
 Foreign                  4.0    1.4    1.6
--------------------------------------------
                         (2.1)   (.3)  (3.2)
--------------------------------------------
                        $64.8  $38.4  $30.3
--------------------------------------------

The 1997 tax expense includes $46.3 million of expense related to income before the extraordinary loss, and a $7.9 million benefit related to the extraordinary loss from early retirement of debt.

A reconciliation of the United States statutory rate to the effective income tax rate follows:

                                             YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                              1998      1997      1996
--------------------------------------------------------------------------
Statutory rate                                   35.0%     35.0%     35.0%
 Effect of:
  State income taxes, net of federal benefit      2.0       3.1      10.1
  Foreign tax differential                       (1.0)       .1        .3
  Goodwill amortization                           1.3       2.3       4.8
  Research & development credits                 (2.4)     (3.3)      (.4)
  Other                                           2.1       1.9       4.4
--------------------------------------------------------------------------
Effective rate                                   37.0%     39.1%     54.2%
--------------------------------------------------------------------------

Domestic and foreign components of pre tax income, including the 1997 $20.2 million extraordinary loss from early retirement of debt, are as follows:

               YEAR ENDED DECEMBER 31,
               ------------------------
(IN MILLIONS)      1998    1997    1996
---------------------------------------
United States    $137.9   $71.8   $37.0
Foreign            37.3    26.3    18.9
---------------------------------------
               $175.2     $98.1   $55.9
---------------------------------------

Deferred income taxes arise from differences in the timing of income, expense, and tax credit recognition for financial reporting and income tax purposes. Deferred income taxes are not provided on the undistributed earnings of international subsidiaries as the earnings are considered to be indefinitely reinvested. At December 31, 1998, these undistributed earnings amounted to approximately $29 million. Upon distribution of such earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes payable to the various foreign countries. After taking into account available foreign tax credits the amount of such taxes is immaterial.

The components of the net deferred income tax asset (liability) are as follows:

                                              DECEMBER 31,
                                              --------------
(IN MILLIONS)                                  1998    1997
-------------------------------------------------------------
State and foreign net operating losses        $  7.5  $ 18.0
Other foreign tax benefits                       2.5     6.7
Foreign tax credits                              4.0      -
U.S. alternative minimum tax credits              -      7.9
Accrued retiree benefits other than pensions    41.4    39.8
Vacation and deferred compensation accruals     28.8    24.2
Pension liability                               21.0    17.2
Other accruals                                  20.0    23.1
-------------------------------------------------------------
  Gross deferred tax asset                     125.2   136.9
Valuation allowance                             (7.5)  (18.0)
-------------------------------------------------------------
  Total deferred tax asset                     117.7   118.9
LIFO inventory                                 (25.6)  (27.0)
Pension prepaid assets                         (13.8)  (10.6)
Property, plant and equipment                  (44.9)  (46.9)
Patents and technology                         (19.3)  (21.5)
-------------------------------------------------------------
  Total deferred tax liability                (103.6) (106.0)
-------------------------------------------------------------
  Net deferred tax asset                      $ 14.1  $ 12.9
-------------------------------------------------------------
Balance sheet classification:
  Current assets                              $ 16.2  $ 16.3
  Noncurrent liabilities                        (2.1)   (3.4)
-------------------------------------------------------------
                                              $ 14.1  $ 12.9
-------------------------------------------------------------

At December 31, 1998 and 1997, the Company had available $30 million and $131 million, respectively, of state net operating loss carryforwards. All of the 1998 amount will expire in 1999. At December 31, 1998 and 1997, the Company had available approximately $11.3 million and $10.5 million, respectively, of foreign net operating loss carryforwards which can only be used to offset foreign taxable income. A majority of these carryforwards have no expiration date. Utilization of any state net operating loss and $10.3 million of foreign net operating loss carryforwards will result in an adjustment of goodwill. At December 31, 1998 and 1997, the Company also had foreign tax benefits of $2.5 million and $6.7 million, respectively, which will be realized over the next two years.

At December 31, 1998 and 1997, the Company carried a valuation allowance equal to the deferred tax asset associated with all state and foreign net operating loss carryforwards. The Company has no other valuation allowance because management believes it is more likely than not that future operations will generate sufficient taxable income to realize the other deferred tax assets. A continuation of the 1998 level of earnings will provide ample taxable income for such realizations. The deferred tax valuation allowance related to net operating losses decreased in 1998, primarily due to the expiration of state net operating losses.

In 1998, 1997 and 1996, the Company paid income taxes, net of refunds, of $49.3 million, $45.6 million and $28.4 million, respectively.

During 1998, the Internal Revenue Service completed its audit of the Company's federal income tax return for the year ended December 31, 1995, with no material findings.

NOTE 11. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The Company has noncontributing defined benefit plans covering certain of its employees. The Company also has an unfunded postretirement plan that provides certain nonvested health care and life insurance benefits to certain of its employees. Data for the pension plans and the other benefit plan are summarized as follows:

                                          PENSION BENEFITS    OTHER BENEFITS
                                            DECEMBER 31,       DECEMBER 31,
                                          ------------------  ----------------
(IN MILLIONS)                               1998      1997     1998     1997
-------------------------------------------------------------------------------
Change in projected benefit obligations:
  Projected benefit obligations at be-
   ginning of year                        $ (115.0) $  (98.4) $(110.3) $ (96.0)
  Service cost                               (11.5)    (10.1)    (2.5)    (3.4)
  Interest cost                               (9.2)     (8.2)    (8.2)    (7.5)
  Plan amendments                            (11.6)      (.7)       -     (4.4)
  Actuarial losses, net                      (14.0)     (2.5)   (13.2)    (5.8)
  Benefits paid                                6.8       4.9      7.7      6.8
-------------------------------------------------------------------------------
    Ending projected benefit obligations  $ (154.5) $ (115.0) $(126.5) $(110.3)
-------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning
   of year                                $  139.7  $  114.5  $     -  $     -
  Actual return on plan assets                 6.9      17.6        -        -
  Company contributions                        6.9      12.5      7.7      6.8
  Benefits paid                               (6.8)     (4.9)    (7.7)    (6.8)
-------------------------------------------------------------------------------
    Ending fair value of plan assets      $  146.7  $  139.7  $     -  $     -
-------------------------------------------------------------------------------
Reconciliation to balance sheet amounts:
  Fair value of plan assets
   (less than) exceeds projected benefit
   obligations                            $   (7.8) $   24.7  $(126.5) $(110.3)
  Unrecognized prior service (gain) cost     (23.5)    (37.3)     4.0      4.5
  Unrecognized net actuarial loss (gain)      16.6      (2.4)    19.7      6.7
-------------------------------------------------------------------------------
    Net liability recognized in balance
     sheet                                $  (14.7) $  (15.0) $(102.8) $ (99.1)
-------------------------------------------------------------------------------
Amounts recognized in the balance sheet
 consist of:
  Prepaid benefit costs                   $   25.9  $   26.4  $     -  $     -
  Accrued benefit liabilities                (40.6)    (41.4)  (102.8)   (99.1)
  Additional minimum liability               (12.5)        -        -        -
  Intangible asset                             8.5         -        -        -
  Accumulated other comprehensive in-
   come, pretax                                4.0         -        -        -
-------------------------------------------------------------------------------
    Net liability recognized in balance
     sheet                                $  (14.7) $  (15.0) $(102.8) $ (99.1)
-------------------------------------------------------------------------------

Assets of the pension plans are invested primarily in equities and bonds. The other benefits plan is not funded, therefore, the Company pays benefits as claims are made.

Included in the aggregated pension data in the above tables are amounts applicable to plans with projected benefit obligations or accumulated benefit obligations in excess of plan assets. Amounts related to such plans are as follows:

                                  DECEMBER 31,
                                 ---------------
(IN MILLIONS)                     1998     1997
-------------------------------------------------
Projected benefit obligations    $(117.5) $(22.6)
Accumulated benefit obligations  $(111.4) $(17.4)
Fair value of plan assets        $  98.8  $ 14.3
-------------------------------------------------

Effective January 1, 1997, Howmet Corporation amended the salaried pension plan to change the formula from "final pay" to "cash balance". This change resulted in a 1997 unrecognized prior service cost reduction of $37.9 million, and 1997 expense of $2.6 million less than it would have been using the prior plan formula.

Components of net periodic cost are as follows:

                                      PENSION BENEFITS     OTHER BENEFITS
                                      ------------------  ----------------
(IN MILLIONS)                         1998   1997   1996  1998  1997  1996
--------------------------------------------------------------------------
Service cost                          $11.5  $10.1  $8.6  $ 2.5 $ 3.4 $2.9
Interest cost                           9.2    8.2   9.7    8.2   7.5  6.6
Expected return on assets             (12.1) (10.5) (9.9)     -     -    -
Recognized losses                        .2     .2     -     .2    .1    -
Recognized prior service (gain) cost   (2.3)  (2.8)    -     .6    .3    -
--------------------------------------------------------------------------
Net periodic cost                     $ 6.5  $ 5.2  $8.4  $11.5 $11.3 $9.5
--------------------------------------------------------------------------

Weighted-average assumptions as of December 31, are as follows:

                                     1998  1997 1996
----------------------------------------------------
Discount rate                        6.75% 7.5% 7.5%
Expected long-term return on assets  9.00% 9.0% 9.0%
Rate of compensation increase        4.75% 5.0% 5.0%
----------------------------------------------------

In calculating the Company's postretirement benefit obligation, the health care cost trend rate assumption for below age 65 benefits was 9% in 1998 and 10% in 1997 and is assumed to decline 1% annually to 6% in the year 2001 and remain constant thereafter. The health care cost trend rate for above age 65 benefits was 7.4% in 1998 and 8.2% in 1997 and is assumed to decline gradually to 5% in the year 2001 and remain constant thereafter.

A one-percentage point change in assumed health care cost trend rates would have the following affects:

                                                   1 PERCENTAGE   1 PERCENTAGE
(IN MILLIONS)                                     POINT INCREASE POINT DECREASE
-------------------------------------------------------------------------------
Effect on total service and interest cost compo-
 nents                                                 $ .1           $ .2
Effect on postretirement benefit obligation            $1.4           $1.8
-------------------------------------------------------------------------------

In addition to the above, the net pension expense for the United Kingdom operations was $1.5 million in 1998, $1.2 million in 1997 and $1.1 million in 1996.

The Company sponsors matching 401(k) savings plans for eligible employees. The Company matches up to 5% of salaried employee contributions, up to 6% of the contribution of all full time non-union hourly employees and up to $50 per month of union hourly employee contributions. Company contributions to the matching savings plans were approximately $6.7 million in 1998, $6.8 million in 1997 and $4 million in 1996.

NOTE 12. COMMON AND PREFERRED STOCK

On October 8, 1997, the Board of Directors approved a 10,000-to-1 stock split in the form of a stock dividend, which increased outstanding common stock from 10,000 to 100,000,000 shares. All share and per share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect the aforementioned changes.

The Board of Directors is authorized to determine the terms of any new series of preferred stock. Of the 10,000,000 shares of authorized preferred stock, 15,000 shares are designated as 9% Series A Senior Cumulative Preferred Stock. Dividends on this preferred stock are at 9% and are payable-in-kind. At December 31, 1998 and at all previous times, all outstanding shares of this preferred stock were owned by Cordant. On February 17, 1999 the Company redeemed all of the outstanding preferred stock at its book carrying value. The Company borrowed under its revolving credit facility to make this redemption.

NOTE 13. SARS AND STOCK OPTION PLANS

STOCK APPRECIATION RIGHTS ("SARS"): In early 1996, the Company adopted a SARs plan. Under the plan, SARs representing up to 5% of the Company's equity value were authorized to be issued to executive officers of the Company. The SARs are similar to phantom stock options and are valued based on appreciation of the value of the Company's common stock above the base per share of the SARs. The maximum per share value of the outstanding SARs is limited to the difference between $15 and the base price per share of the SARs (generally $2). The SARs vest over a five-year period ending in 2001 based upon passage of time and the operating performance of the Company. Vesting accelerates if there is a sale of substantially all assets, or a liquidation of the Company, or a sale of more than a 50% interest in the Company.

At December 31, 1998 and 1997 there were approximately 4.3 million SARs outstanding. Compensation costs of $10.8 million, $31.4 million and $6.6 million were charged against income for the SARs plan in 1998, 1997 and 1996, respectively. SARs expense is adjusted quarterly based on the market value of the stock and vesting. At December 31, 1998 and 1997, $43.5 million and $38 million, respectively, was included in the amount captioned "Other noncurrent liabilities" in the consolidated balance sheet.

HOWMET OPTIONS: The Amended and Restated 1997 Stock Awards Plan (the "Plan") provides for grants of stock options, shares of restricted stock and SARs to key Company employees. The Plan provides for grants involving up to an aggregate 5 million shares of the Company's common stock, and the Company has reserved 5 million common shares for such grants. In December 1997, 4,377,500 options were granted; 1998 changes follow:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                  SHARES    PER SHARE
-------------------------------------------------------------------------------------
Options outstanding at December 31, 1997 (0 exercisable shares)  4,377,500   $15.00
-------------------------------------------------------------------------------------
1998 activity:
  Granted                                                           98,000   $14.42
  Forfeited                                                       (162,500)  $15.00
  Lapsed or exercised                                                   -        -
-------------------------------------------------------------------------------------
OPTIONS OUTSTANDING AT DECEMBER 31, 1998 (0 EXERCISABLE SHARES)  4,313,000   $14.98
-------------------------------------------------------------------------------------

Options granted in December 1997 will vest and become exercisable in 25% increments on January 1 of each year beginning in 1999. The options outstanding at December 31, 1998 have exercise prices ranging from $12.22 to $15.66 and a weighted average remaining contractual life of seven years. Options outstanding at December 31, 1998 expire in December 2005.

In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to account for stock-based compensation using the intrinsic value method under APB Opinion No. 25 and, accordingly, does not recognize compensation cost for options issued at the market price at date of grant. If the Company recognized compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, both net income applicable to common stock and earnings per common share, on a pro forma basis would have been reduced by approximately 4% in 1998. In 1997 they would have been reduced by .7% and 1.8%, respectively. The fair value of the Howmet options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.65%; in 1998 and 5.71% in 1997; volatility of the expected market price of the Company's common stock of .470 in 1998 and .288 in 1997 and a weighted-average option life of 6 years in both 1998 and 1997.

CORDANT OPTIONS: Certain key executives of the Company hold 360,000 contingent stock options for Cordant common stock (the "Cordant Options"). The exercise price of the options is the market price of Cordant common stock on the date of the grant ($17.75-$20.47). The options will vest only if Cordant acquires 100% of the Company prior to December 13, 2001. The options vest, and are exercisable, 50% on the date of such acquisition and 25% each year thereafter. They expire not later than ten years after the date of the grant.

Subsequent to the initial grant of the Cordant Options, the participants were granted rights under an alternative plan whereby if Cordant does not acquire 100 percent of the Company by December 31, 2001, each participant will vest in an amount equal to the gain in such Cordant options on such date.

Whether the executives vest in the Cordant Options or vest in the alternative plan, the Company will record compensation expense for one but not both plans. Because vesting is assured under the alternative plan, the Company is recording compensation expense related to that plan over the six year vesting period ending December 13, 2001. In 1998, $.6 million and in 1997 $2.9 million of compensation expense was charged against income. There was no comparable expense recorded prior to 1997.

NOTE 14. SEGMENT INFORMATION

The Company's reportable segment manufactures investment cast components for the commercial and defense aero and industrial gas turbine ("IGT") industries. The Company conducts this business at many operating units which are similar in terms of product, production process, customer and distribution systems and have similar economic characteristics. These similar operating units have been aggregated for presentation purposes below.

Data for the investment casting segment and a reconciliation to consolidated amounts are presented in the tables below. Amounts below the "Income from operations" line in the consolidated statements of income are not allocated to the investment casting segment and, therefore, are not presented below.

                                            YEAR ENDED DECEMBER 31,
                                           ----------------------------
(IN MILLIONS)                                1998      1997      1996
------------------------------------------------------------------------
Net sales to external customers:
  Investment casting and consolidated      $1,350.6  $1,258.2  $1,106.8
------------------------------------------------------------------------
Income from operations:
  Investment casting                       $  212.3  $  197.6  $  116.7
  Adjust to LIFO                                 .8      (1.7)     (1.7)
  SARs expense                                (10.8)    (31.4)     (2.6)
  Other unallocated corporate expense, net    (12.6)    (10.0)    (10.4)
------------------------------------------------------------------------
    Consolidated                           $  189.7  $  154.5  $  102.0
------------------------------------------------------------------------
Total assets:
  Investment casting                       $1,037.2  $  976.6  $1,008.7
  Adjust to LIFO                               (2.6)     (3.4)     (1.7)
  Deferred tax asset                           16.2      16.3      21.0
  Restricted Trust (Note 8)                   716.4     716.4     716.4
  Other corporate assets                       33.4      31.1      24.4
------------------------------------------------------------------------
    Consolidated                           $1,800.6  $1,737.0  $1,768.8
------------------------------------------------------------------------
Depreciation and amortization:
  Investment casting                       $   59.2  $   59.0  $   58.9
  Corporate                                     1.0       7.9       4.4
------------------------------------------------------------------------
    Consolidated                           $   60.2  $   66.9  $   63.3
------------------------------------------------------------------------
Capital expenditures:
  Investment casting                       $   82.3  $   56.5  $   33.3
  Corporate                                      .7        .4        .4
------------------------------------------------------------------------
    Consolidated                           $   83.0  $   56.9  $   33.7
------------------------------------------------------------------------

Sales are from cast products manufactured to the specifications of customers in the markets presented below. Other in the table includes sales of $53 million in 1997 and $69 million in 1996 related to the aircraft engine component refurbishment business which was sold in 1997 (Note 20).

                           YEAR ENDED DECEMBER 31,
                          --------------------------
(IN MILLIONS)               1998     1997     1996
----------------------------------------------------
Aero engine and airframe  $  802.5 $  739.9 $  586.9
Industrial gas turbine       476.1    402.5    388.7
Other                         72.0    115.8    131.2
----------------------------------------------------
  Total                   $1,350.6 $1,258.2 $1,106.8
----------------------------------------------------

Sales to two of the Company's customers exceed 10% of total consolidated sales. Sales to these two customers were $251 million and $194 million in 1998, $253 million and $185 million in 1997, and $206 million and $159 million in 1996. Receivables from these customers were $18 million and $11.3 million at December 31, 1998 and $12.4 million and $17 million at December 31, 1997. Net sales under U.S. government contracts and subcontracts were $183 million in 1998, $179 million in 1997 and $154 million in 1996. Included in these sales amounts are subcontract sales to the two aforementioned customers of $92 million in 1998, $85 million in 1997 and $68 million in 1996.

NOTE 15. GEOGRAPHIC INFORMATION

The Company is a multinational entity with operating subsidiaries in four geographic regions: United States, Canada, Europe (France and the United Kingdom), and Japan. Intercompany transfers between geographic regions are not significant. Allocated long-lived assets in the following table exclude the $716.4 million Restricted Trust (see Note 8). Sales are attributed to countries based on where the product is shipped.

Consolidated sales to external customers were shipped to the following geographic regions:

                                              YEAR ENDED DECEMBER 31,
                                             --------------------------
(IN MILLIONS)                                  1998     1997     1996
-----------------------------------------------------------------------
Sales to external customers
  United States                              $  784.8 $  783.4 $  635.1
  Canada                                         76.8     71.0     74.8
  Europe                                        425.1    348.3    358.0
  Asia                                           57.2     45.5     32.4
  Other                                           6.7     10.0      6.5
-----------------------------------------------------------------------
    Consolidated sales to external customers $1,350.6 $1,258.2 $1,106.8
-----------------------------------------------------------------------

Long-lived assets were in the following geographic regions:

                                       DECEMBER 31,
                                   --------------------
(IN MILLIONS)                       1998   1997   1996
-------------------------------------------------------
Long-lived Assets
  United States                    $612.1 $590.2 $616.9
  Canada                             31.6   22.6   22.4
  Europe                             90.3   87.8   93.3
  Japan                              15.4      -      -
-------------------------------------------------------
    Consolidated long-lived assets $749.4 $700.6 $732.6
-------------------------------------------------------

NOTE 16. AFFILIATES INFORMATION

Prior to the 1997 ownership change (Note 1), the Company had management agreements with a member of The Carlyle Group and with Cordant for certain management and financial advisory services. Each agreement provided for the payment of an annual management fee of $1 million. In November 1997, the agreement with this Carlyle affiliate was amended to reduce the annual fee to $.5 million and the agreement with Cordant was terminated. The Company and Cordant then entered into a new service agreement whereby Cordant provides a wide range of administrative services. For these services, for the twelve month period beginning December 2, 1997, the Company paid Cordant $1.5 million plus the cost of third party charges for service without markup.

Upon consummation of the 1997 ownership change (Note 1), the Company and Cordant entered into a corporate agreement (the "Corporate Agreement"). Under the Corporate Agreement, the Company granted preemptive rights to Cordant which give Cordant the right, upon any issuance or sale by the Company of its shares of capital stock, to acquire a number of such shares sufficient to maintain Cordant's percentage ownership of the Company's outstanding voting power and equity immediately prior to such issuance or sale. The purchase of shares of common stock pursuant to the exercise of a preemptive right will be at market price, or, in the case of a public offering by the Company for cash, at a price per share equal to the net proceeds per share to the Company in such offering. The preemptive rights expire in the event Cordant reduces its ownership interest to less than 20%.

In addition under the Corporate Agreement, Cordant has agreed, that without the prior consent of the Carlyle-Blade representative on the Company's Board of Directors and a majority (but not less than two) of the non-employee directors of the Company who are not directors or employees of Cordant or The Carlyle Group ("Independent Directors"), neither Cordant nor any of its affiliates may acquire publicly held shares if such acquisition would reduce the number of publicly held shares to less than 14% of the total number of shares outstanding, other than (x) pursuant to a tender offer to acquire all of the outstanding shares of common stock not beneficially owned by Cordant or
(y) pursuant to a merger or other business combination in which holders of all outstanding publicly held shares are treated equally. The foregoing provision of the Corporate Agreement may not be amended or waived by the Company without the consent of the Carlyle-Blade representative on the Company's Board of Directors and a majority (but not less than two) of the Independent Directors. Following the 1999 Annual Meeting of the Company's stockholders, Carlyle-Blade will no longer have a representative on the Company's Board of Directors.

In December 1995, certain executives of the Company and Howmet Corporation invested $4.7 million in Carlyle-Blade. Upon the 1997 and 1999 sales of Carlyle-Blade's interest in the Company, the executives received cash distributions from Carlyle-Blade, pro rata to their investment in Carlyle-Blade.

NOTE 17. FINANCIAL INSTRUMENTS

The following methods and assumptions were used in estimating fair values:

Cash and cash equivalents: The carrying amount of cash and cash equivalents approximates fair value.

Receivables and payables: The fair values of trade receivables and payables approximate their carrying amounts. Financial instruments which potentially subject the Company to credit risk consist principally of trade receivables. The Company does not require collateral and maintains reserves for potential credit losses related to trade accounts receivable. The Company's accounts receivable are principally due from companies in the aerospace and industrial gas turbine engine industries. See Note 14 for receivables from the Company's two largest customers.

Short-term and long-term debt: Because the Revolving Credit Facility borrowings and other borrowings are generally at variable interest rates, their carrying value approximates their fair value.

Off-balance sheet instruments: The Company enters into forward exchange contracts as a hedge against currency fluctuations of certain foreign currency transactions. At December 31, 1998, the Company had contracts to buy and sell various currencies with maturity dates ranging from January 1999 to December 1999. The total notional contract value of these transactions in U.S. dollars was $50.1 million at December 31, 1998. The fair value of these contracts is the $.3 million of unrecognized gain of such contracts as of December 31, 1998. The fair value of these foreign currency contracts was estimated based on December 31, 1998 foreign currency rates obtained from dealers. Gains or losses arising from foreign exchange contracts offset foreign exchange gains or losses on the underlying hedged commitments, assets or liabilities. The impact on financial position and results of operations from likely changes in foreign exchange rates is mitigated by minimizing risk through hedging transactions related to commitments.

The Company enters into forward exchange contracts with major dealers and does not require collateral. If a counterparty was not able to completely fulfill its contract obligations, the Company would incur a loss equal to the amount of any gain on the contract.

NOTE 18. CONTINGENT MATTERS

Starting in late 1998, the Company discovered certain product testing and specification non-compliance issues at two of its Cercast aluminum casting operations. The Company notified customers, is actively cooperating with them and government agencies in the investigation of these matters, and is implementing remedial action. Data collection and analysis must be completed before a definitive estimate of the cost to resolve these matters can be completed. Customers have asserted no formal claims, and the Company knows of no in-service problems associated with these issues. Based on preliminary evaluation, however, the Company has recorded an estimated loss of $4 million in its consolidated statement of income for the year ended December 31, 1998. Based on currently known facts, the Company believes that additional costs beyond $4 million, if any, would not have a material adverse effect on the Company's financial position, cash flow, or annual operating results. However, additional cost when and if accrued may have a material adverse impact on the quarter in which it may be accrued.

The Company, in its ordinary course of business, is involved in other litigation, administrative proceedings and investigations of various types in several jurisdictions. The Company believes these are routine in nature and incidental to its operations, and that the outcome of any of these proceedings will not have a material adverse effect upon its operations or financial condition.

NOTE 19. ENVIRONMENTAL MATTERS

In connection with the Acquisition, Pechiney, S.A. indemnified the Company for environmental liabilities relating to Howmet Corporation and stemming from events occurring or conditions existing on or prior to the Acquisition, to the extent that such liabilities exceed a cumulative $6 million. This indemnification applies to all of the environmental matters discussed in the next two paragraphs. It is probable that changes in any of the accrued liabilities discussed in the next two paragraphs will result in an equal change in the amount of the receivable from Pechiney, S.A. pursuant to this indemnification.

The Company has received test results indicating levels of polychlorinated biphenyls ("PCBs") at its Dover, New Jersey facility, which will require remediation. These levels have been reported to the New Jersey Department of Environmental Protection ("NJDEP"), and the Company is preparing a work plan to define the risk and to test possible clean-up options. The statement of work must be approved by the NJDEP pursuant to an Administrative Consent Order entered into between the Company and NJDEP on May 20, 1991 regarding clean-up of the site. Various remedies are possible and could involve expenditures ranging from $2 million to $22 million or more. The Company has recorded a $2 million long-term liability as of December 31, 1998 and 1997 for this matter. The indemnification discussed above applies to the costs associated with this matter.

In addition to the above-mentioned remediation work required at the Company's Dover, New Jersey plant, liabilities exist for clean-up costs associated with hazardous materials at nine other on-site and off-site locations. The Company has been or may be named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at these locations. At December 31, 1998, $4.2 million of accrued environmental liabilities are included in the consolidated balance sheet for these nine sites. The December 31, 1997 consolidated balance sheet includes $4.4 million of accrued liabilities for eight such sites. The indemnification discussed above applies to these locations.

In addition to the above environmental matters, and unrelated to Howmet Corporation, Holdings and Pechiney, S.A. are jointly and severally liable for environmental contamination and related costs associated with certain discontinued mining operations owned and/or operated by a predecessor-in-interest until the early 1960s. These liabilities include approximately $16 million in remediation and natural resource damage liabilities at the Blackbird Mine site in Idaho and a minimum of $10 million in investigation and remediation costs at the Holden Mine site in Washington. Pechiney, S.A. has agreed to indemnify the Company for such liabilities. In connection with these environmental matters, the Company recorded a $26 million liability and an equal $26 million receivable from Pechiney, S.A. as of December 31, 1998 and $29.3 million for both the liability and receivable as of December 31, 1997.

Estimated environmental costs are not expected to materially impact the financial position or the results of the Company's operations in future periods. However, environmental clean-ups are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations. Any losses which are not covered by the Pechiney, S.A. indemnifications and which are in excess of amounts currently accrued will be charged to operations in the periods in which they occur.

NOTE 20. SALE OF REFURBISHMENT BUSINESS

In September 1997, the Company sold its aircraft engine component refurbishment business (other than its coating operations). The Company received net cash proceeds of approximately $44.9 million after tax and related expenses. The sales transaction had an immaterial effect on net income. Net sales of such business were approximately $53 million in 1997 for the period prior to the September sale and approximately $69 million for the full year 1996. Income from operations of this business were immaterial in all periods.

NOTE 21. OTHER INFORMATION

Other, net in the 1998, 1997, and 1996 consolidated statements of income includes equity in income (loss) of unconsolidated affiliates of $.4 million, $1.5 million and $(1.4) million, respectively. It also includes losses on sales of receivables (Note 7) and $2.6 million of 1997 costs associated with the 1997 public offering of common stock.

Taxes related to the changes in accumulated other comprehensive income were a $1.6 million benefit associated with the 1998 minimum pension liability adjustment and a 1998 $3.1 million expense and a 1997 $3.1 million benefit associated with the foreign exchange adjustments.

In connection with the Acquisition, management determined that certain manufacturing capabilities would be eliminated. Accordingly, a reserve of $1.9 million, principally for severance costs, was recorded as part of the allocation of the purchase price. Expenditures in 1996 for this restructuring effort were $1 million, principally for termination costs for 45 permanent and temporary employees. The remaining $.9 million was spent in 1997, principally for termination costs related to 15 employees.

NOTE 22. QUARTERLY FINANCIAL HIGHLIGHTS (UNAUDITED)

The table below presents the Company's quarterly financial highlights for 1998 and 1997. The Company's business is generally not seasonal. However, the timing of customer inventory needs in relation to engine production and delivery schedules can cause quarterly fluctuations in the Company's operating performance that are not necessarily related to underlying business conditions.

                                                    1998 QUARTER ENDED
                                             ----------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)         DEC. 31  SEPT. 30 JUNE 30 MARCH 31
-------------------------------------------------------------------------------
Net sales                                    $354.9    $331.6  $335.7   $328.4
Operating income                               32.5      62.6    49.8     44.8
Net income (a)                                 20.4      38.1    27.4     24.5
Income per common share (basic and diluted)     .19       .37     .26      .23
Market price
  High                                        17.63     15.38   18.25    18.63
  Low                                         10.63      9.75   13.56    13.63
-------------------------------------------------------------------------------
                                                    1997 QUARTER ENDED
                                             ----------------------------------
(IN MILLIONS, EXCEPT PER SHARE DATA)         DEC. 31  SEPT. 30 JUNE 30 MARCH 31
-------------------------------------------------------------------------------
Net sales (b)                                $306.2    $309.0  $330.4   $312.6
Operating income                               31.5      40.0    47.2     35.8
Income before extraordinary item (a)(c)(d)     12.7      21.2    22.6     15.5
Extraordinary item-loss on early retirement
 of debt                                      (12.3)       -       -        -
Net income                                       .4      21.2    22.6     15.5
Income per common share before
 extraordinary item (basic and diluted)         .11       .20     .21      .14
Market price
  High                                        16.00        -       -        -
  Low                                         14.69        -       -        -
-------------------------------------------------------------------------------

(a) 1998 includes pretax expense (income) related to the Company's SARs plan of $2.7 million, $2.6 million, $(8.1) million and $13.6 million in the first, second, third and fourth quarters, respectively. The third quarter benefit was reversed in the fourth quarter due to the Company's common stock price fluctuations. 1997 includes pretax expense related to the Company's SARs plan of $7.9 million, $8 million, $5.1 million and $10.4 million in the first, second, third and fourth quarters of 1997, respectively.
(b) Includes $3.4 million and $6.3 million of additional revenue (with no associated costs) in the first and second quarters of 1997, respectively, from a pricing adjustment with a customer that is not expected to recur in future periods.
(c) Includes pretax expense of $1.3 million and $2.8 million in the second and third quarters of 1997, respectively, for the accelerated write-off of debt issuance costs associated with debt that was repaid ahead of schedule.
(d) Includes $.6 million and $2 million in the third and fourth quarters of 1997, for costs associated with the Company's November 1997 public offering of common stock.

NOTE 23. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS
          (UNAUDITED)

On March 3, 1999, the Company received from the U.S. Air Force a Notice of Proposed Debarment from future government contracts and subcontracts directed at Howmet Corporation and its Cercast Canadian subsidiary. The Air Force unilaterally terminated the proposed debarment with respect to Howmet Corporation by letter to Howmet on March 10, 1999, thus permitting Howmet Corporation to resume accepting U.S. government contracts and subcontracts. The continuing proposed debarment with respect to the Company's Cercast Canadian subsidiary is based on certain of the testing issues discussed in
Note 18 and improper vendor payments that took place at the Cercast Canadian operations. Debarment does not affect existing contracts, other than extensions. The Company is taking steps to have the proposed Cercast debarment withdrawn. In the unlikely event a debarment were imposed for an extended period of time, such action would negatively impact sales and profits in future periods. However, the Company believes that such impact would be immaterial to results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The Company's operating performance is affected by general economic trends and by the following key factors.

INDUSTRY TRENDS: The Company manufactures cast components for the aircraft
-------- ------
engine, airframe and industrial gas turbine markets through operating companies located in the United States, France, the United Kingdom, Canada and Japan. (See Notes 14 and 15 of Notes to Consolidated Financial Statements.) Such castings are made from nickel and cobalt based superalloys, as well as titanium and aluminum. In the two aircraft related markets, the Company supplies parts to both the military and the commercial sectors. Demand for the Company's products varies as a function of the strength of the aircraft and the industrial gas turbine markets.

In the commercial aircraft market, from which the majority of the Company's revenues are currently derived, production rates are at an all time high. However, 1999 is thought to be the peak production year in the current cycle, with production rates expected to decline through 2002. Despite the reduction in the new aircraft build rate over this period, the Company believes that aviation derived revenues and earnings will grow. This projection is due to
(i) increased aftermarket sales supporting the installed fleet of nearly 13,000 aircraft, (ii) increased use of technologically advanced, higher revenue components, and (iii) market share increases with certain key customers. An important consideration in forecasting aero revenue and earnings growth is the fact that the mix of aircraft the Company expects to be built over the next several years is such that those aircraft from which the Company derives its highest revenues is not expected to decline as much as the overall decline in aircraft builds. A further consideration is the comparative strength of the regional jet and business aircraft market where the Company has a dominant market position.

Military and defense contractor sales comprised approximately 14% of the Company's total 1998 sales. Future sales to the U.S. Government could be negatively impacted, depending on the outcome of the debarment matter discussed below in "Results of Operations Year Ended 1998 Compared to Year Ended 1997".

Industrial gas turbine ("IGT") activity, which represented about 35% of the Company's revenues in 1998, is now experiencing a sharp increase. Industrial gas turbines, especially in the larger (greater than 120 MW) size range, are primarily used to generate electric power. These IGT's are in demand as power plants because natural gas is available in large supplies, burns cleanly, and is comparatively inexpensive. Also, IGTs, especially those incorporating aero technologies, operate at much higher efficiencies compared to alternatives such as coal and oil. Further increasing the demand is a recently heightened awareness in the U.S. of insufficient reserve power generating capacity. IGT power generation installations can be installed and made operational more quickly than the alternatives. As a result, most of the major IGT OEMs have significantly increased production rates. Several have sold all their capacity for 1999 and 2000 and are now accepting orders for 2001. The Company is the majority supplier of turbine airfoils at each of the major OEM producers, a position that is enhanced by the fact that all such OEMs are introducing advanced new higher technology engines for which the Company is for all practical purposes, the sole provider of the critical turbine blades. As a result of the heightened OEM demand and expected growth in aftermarket component sales from an expanding installed base of engines, the Company expects its IGT business to increase for the next several years.

PRICING: The Company has experienced pressure from all of its major customers
-------
for price reductions. This pressure is the result of the competitive environment which the Company's OEM customers are facing in the selling of their products in the worldwide market. The Company's strategy to provide added value and service to its customers has been successful to date in offsetting much of the pricing pressures.

COST REDUCTION AND PRODUCTIVITY PROGRAMS: Since 1992 the Company has
---- --------- --- ------------ --------
significantly reduced costs and improved productivity, delivery and cycle times. As a result of these improvements, the Company has enhanced its financial performance, and management believes further improvements can be achieved. The Company employs specific programs designed to achieve these improvements. These programs include synchronous manufacturing, kaizen events (in which solutions to specific operational problems are achieved by teams of workers in concentrated time periods), quick shop intelligence (daily meetings of plant staff in which product-specific manufacturing issues are reviewed and solved), and standardization of manufacturing and business processes throughout the Company's facilities worldwide, specialization by plants in the production of certain families of castings and inter-facility manufacturing and technical support, including the sharing of best practices, under a "One Howmet" concept.

SALE OF REFURBISHMENT BUSINESS: In September 1997, the Company sold its
---- -- ------------- --------
aircraft engine component refurbishment business (other than its coating operations). The Company received net cash proceeds of approximately $44.9 million after tax payments and related expenses. The sale had an immaterial effect on net income. Net sales of this business were approximately $53 million in 1997 for the period prior to the September sale and approximately $69 million for the full year 1996. Earnings from operations of this business were immaterial in all periods.

BACKLOG: The Company's backlog of orders as of December 31, 1998 and 1997 were
-------
$877 million and $793 million, respectively. Because of the short lead and delivery times, backlog may not be a significant indicator of future performance of the Company.

RECLASSIFICATION: Certain 1997 and 1996 amounts, which are presented below,
----------------
have been reclassified to be consistent with the 1998 presentation. These include reclassifications to cost of sales from depreciation and amortization, selling, general and administrative expense and research and development expense.

RESULTS OF OPERATIONS YEAR ENDED 1998 COMPARED TO YEAR ENDED 1997

 (in millions, except per                     Better/
 share data)                1998      1997    (Worse) Percent
-------------------------------------------------------------
 Net Sales                $1,350.6  $1,258.2   $92.4      7
 Gross profit                311.5     294.4    17.1      6
 Selling, general and ad-
  ministrative expense       101.6     122.3    20.7     17
 Research and development
  expense                     20.2      17.6    (2.6)   (15)
-------------------------------------------------------------
 Income from operations      189.7     154.5    35.2     23
 Net interest expense        (11.1)    (29.8)   18.7     63
 Other, net                   (3.4)     (6.4)    3.0     47
 Income taxes                (64.8)    (46.3)  (18.5)   (40)
-------------------------------------------------------------
 Income before extraordi-
  nary item                  110.4      72.0    38.4     53
 Extraordinary item              -     (12.3)   12.3      -
-------------------------------------------------------------
 Net income               $  110.4  $   59.7   $50.7     85
-------------------------------------------------------------
 Income per common share
  before
  extraordinary item
   (basic and diluted)    $   1.05  $    .67   $ .38     57
-------------------------------------------------------------

Net sales in 1998 were 12% higher than in 1997, after excluding from 1997 the sales of the Company's refurbishment business, which was sold in September 1997. The 1998 sales increase is due to volume increases in the aero and industrial gas turbine markets. Also affecting comparability is $9.7 million of additional revenue in 1997 from a pricing adjustment with a customer that was not repeated in 1998 and is not expected to recur in the future.

Gross profit, as reported, was $17.1 million higher in 1998 than in 1997. However, on a comparable basis, 1998 gross profit was $35.3 million higher than 1997, after reducing 1997 gross profit to exclude (i) the gross profit of the sold refurbishment business and (ii) the aforementioned $9.7 million of additional 1997 revenue (which had no associated costs). Provisions for warranty and other large claims of approximately $6.5 million, including the $4 million provision discussed in the next paragraph, were recorded in both years, primarily in the fourth quarters. Cost control enabled the Company to capitalize on increased volume. The 1998 gross margin percentage of 23.1% was adversely affected by results of new product offerings. Such results are expected to improve and contribute to future earnings growth. The 1997 23.4% gross margin percentage benefited by .8 of a percentage point from the aforementioned $9.7 million nonrecurring price adjustment.

Starting in late 1998, the Company discovered certain product testing and specification non-compliance issues at two of its Cercast aluminum casting operations. The Company notified customers, is actively cooperating with them and government agencies in the investigation of these matters, and is implementing remedial action. Data collection and analysis must be completed before a definitive estimate of the cost to resolve these matters can be completed. Customers have asserted no formal claims, and the Company knows of no in-service problems associated with these issues. Based on preliminary evaluation, however, the Company has recorded an estimated loss of $4 million in its consolidated statement of income for the year ended December 31, 1998. Based on currently known facts, the Company believes that additional costs beyond $4 million, if any, would not have a material adverse effect on the Company's financial position, cash flow, or annual operating results. However, additional cost when and if accrued may have a material adverse impact on the quarter in which it may be accrued.

On March 3, 1999, the Company received from the U.S. Air Force a Notice of Proposed Debarment from future government contracts and subcontracts directed at Howmet Corporation and its Cercast Canadian subsidiary. The Air Force unilaterally terminated the proposed debarment with respect to Howmet Corporation by letter to it on March 10, 1999, thus permitting Howmet Corporation to resume accepting U.S. government contracts and subcontracts. The continuing proposed debarment with respect to the Company's Cercast Canadian subsidiary is based on certain of the above testing issues and improper vendor payments that took place at the Cercast Canadian operations. Debarment does not affect existing Cercast contracts, other than extensions. The Company is taking steps to have the proposed Cercast debarment withdrawn. In the unlikely event a debarment were imposed for an extended period of time, such action would negatively impact sales and profits in future periods. However, the Company believes that such impact would be immaterial to results of operations.

Selling, general and administrative expense was $20.7 million lower in 1998 than in 1997. The decrease is primarily due to a $20.6 million change in the amounts recorded in connection with the Company's Stock Appreciation Rights plan ("SARs"). In 1998, $10.8 million of SARs expense was recorded versus $31.4 million of expense in 1997. SARs expense will continue to decline in future years. However, if the market price of the Company's common stock fluctuates below $15 per share, the amount of expense will fluctuate and could result in the Company recording profits from the reversal of previously recorded SARs expense. Such profits would be reversed in subsequent periods when the market price of the Company's stock fluctuates back up to $15 per share (the maximum per share price for SARs compensation purposes) or higher.

Net interest expense was $18.7 million lower for 1998 compared to 1997. The principal reason for the reduction was significantly lower debt levels resulting from strong cash generation. Another significant contributor to the lower interest expense was the interest rate reductions achieved in the Company's 1997 fourth quarter debt refinancing. Also contributing to the reduction was a $4.1 million charge in 1997, which was not repeated in 1998, for accelerated write-off of debt issuance cost associated with debt that was repaid ahead of schedule.

The effective tax rate for 1998 was 37% compared to 39.1% for 1997. The lower effective rate for 1998 was attributable primarily to a lower state tax rate and the diminished impact of non-deductible goodwill in relation to higher 1998 income.

Income before extraordinary item in 1998 increased by 53% when compared with 1997, and the resulting per share amount increased by 57%, due to the factors outlined above.

RESULTS OF OPERATIONS YEAR ENDED 1997 COMPARED TO YEAR ENDED 1996

                                                             Better/
 (in millions, except per share data)      1997      1996    (Worse)  Percent
-----------------------------------------------------------------------------
 Net Sales                               $1,258.2  $1,106.8  $151.4      14
 Gross profit                               294.4     215.7    78.7      36
 Selling, general and administrative
  expense                                   122.3      93.4   (28.9)    (31)
 Research and development expense            17.6      20.3     2.7      13
-----------------------------------------------------------------------------
 Income from operations                     154.5     102.0    52.5      51
 Net interest expense                       (29.8)    (40.2)   10.4      26
 Other, net                                  (6.4)     (5.9)   (0.5)     (8)
 Income taxes                               (46.3)    (30.3)  (16.0)    (53)
-----------------------------------------------------------------------------
 Income before extraordinary item            72.0      25.6    46.4     181
 Extraordinary item                         (12.3)        -   (12.3)      -
-----------------------------------------------------------------------------
 Net income                              $   59.7  $   25.6  $ 34.1     133
-----------------------------------------------------------------------------
 Income per common share before
  extraordinary item (basic and diluted) $    .67  $    .21  $  .46     219
-----------------------------------------------------------------------------

Net sales increased significantly in 1997 due primarily to volume increases, principally in the aero market. The favorable effects of higher volume were partially offset by lower prices. Such price reductions were a function of competitive factors and sharing cost reductions with customers. In 1997, the Company received $9.7 million of additional revenue from a pricing adjustment with a customer that is not expected to recur in future periods.

Gross profit increased by $78.7 million in 1997 primarily from leveraging the higher sales volume and improved operating performance. Cost reductions and productivity improvements were partially offset by the aforementioned price reductions. A $6.5 million warranty expense charge in 1997 and the $9.7 million additional revenue (which had no associated costs) also affect comparability. All of these factors resulted in a 1997 gross margin percentage of 23.4% compared to 19.5% in 1996.

Selling, general and administrative expense increased by $28.9 million in 1997. The increase was primarily due to $24.8 million of higher 1997 SARs expense.

Net interest expense decreased $10.4 million in 1997. Interest expense was reduced by $14.5 million due to lower debt levels and, to a lesser extent, lower rates resulting from achievements of financial targets. Partially offsetting this reduction was a $4.1 million accelerated write-off of debt issuance costs associated with debt that was repaid ahead of schedule in the second and third quarters.

The effective tax rate for 1997 was 39.1% compared to 54.2% for 1996. The lower effective rate for 1997 was attributable primarily to the diminished impact of non-deductible goodwill amortization in relation to higher 1997 income, higher 1997 research and development credits, and a lower state tax rate.

Income before extraordinary item increased by 181%, and the resulting per share amount increased by 219%, due to the factors outlined above, including the favorable impact of the lower effective tax rate.

In 1997, the Company recorded a $12.3 million extraordinary loss from early debt retirement.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of liquidity are cash flow from operations and borrowings under its revolving credit facility. The Company's principal requirements for cash are to provide working capital, service debt, finance capital expenditures and fund research and development. Based upon the current level of operations, management believes that cash from the aforementioned sources will be adequate to meet the Company's anticipated requirements for working capital, debt service, capital expenditures and research and development for the next year. To date, cash available after satisfaction of these requirements has been used to voluntarily repay debt prior to mandatory due dates.

Capital expenditures in 1998 were $83 million. The 1998 capital expenditures were for capacity expansions needed to serve the core business, as well as additional expenditures to support new products and process enhancement activities. In 1998, the Company announced plans to accelerate expansion of IGT capacity at three plants and to build a new aero-airfoil plant. Capital expenditures for 1999, including the aforementioned capacity expansions, are expected to be approximately $120 million.

In July 1998, the Company acquired an additional 31% of its Japanese subsidiary for $3.4 million, increasing ownership to 81%. The initial July 1, 1998 consolidation of this subsidiary increased net working capital by $6.5 million, property, plant and equipment by $12.1 million and debt by $10.7 million.

At December 31, 1998, $232.4 million of unused borrowing capacity was available under the Company's revolving credit facility.

On February 17, 1999, the Company exercised its option to redeem all of its redeemable preferred stock. The $66.4 million disbursement, equal to the carrying value, was funded with borrowings under the revolving credit agreement.

At December 31, 1998, the Company's balance sheet includes $716.4 million of Pechiney Notes and a related $716.4 million Restricted Trust asset. On January 4, 1999 Pechiney, S.A. (the Company's previous owner) repaid the Pechiney Notes in full. As a result, the Restricted Trust, which secured Pechiney, S.A.'s agreement to repay the notes, was terminated. No Company funds were used in the payment of the notes. The Restricted Trust and the Pechiney Notes will not be included on the Company's balance sheet after December 31, 1998. See Note 8 of Notes to Consolidated Financial Statements.

Debt, excluding Pechiney Notes, plus redeemable preferred stock as a percentage of total capitalization (debt, excluding Pechiney Notes, plus redeemable preferred stock plus common stockholders' equity) was 30% at December 31, 1998 compared to 50% at December 31, 1997. The current ratio (excluding short-term debt and Pechiney Notes) was 1.1 at December 31, 1998 and 1.2 at December 31, 1997. Working capital (excluding short-term debt and Pechiney Notes) was $34.8 million and $62.5 million at December 31, 1998 and December 31, 1997, respectively.

The Company has an agreement to sell, on a revolving basis, an undivided interest in a defined pool of accounts receivable. The Company has received $55 million from the sale of such receivables and has deducted this amount from accounts receivable as of December 31, 1998. The $32 million retained receivables, shown in the December 31, 1998 balance sheet, represents the receivables set aside to replace sold receivables in the event they are not fully collected.

The Company is a holding company, which conducts its only operations through Howmet Corporation and its subsidiaries and, accordingly, is dependent on the receipt of cash from these subsidiaries to meet its expenses and other obligations. Terms of the Revolving Credit Facility which limit transfers of cash to the Company from Howmet Corporation, affect the Company's ability to obtain funds for any purposes, including dividends, stock redemption, debt service and normal business activities. Based on current and anticipated activities, this limitation is not expected to have an effect on the Company's ability to conduct its normal activities.

Since December 31, 1997, the cumulative translation adjustment, which is included in stockholders' equity, changed by $3.1 million, resulting in a $2.5 million negative balance at December 31, 1998. The change is primarily due to the strengthening of the French franc relative to the U.S. dollar.

MARKET RISK

The Company's long and short-term debt portfolio consists primarily of variable-rate instruments. The Company currently does not utilize interest rate derivative contracts. At December 31, 1998, the interest rate on $135 million (including $55 million from the receivables securitization facility) of the Company's debt varies with changes in prevailing market rates. If the interest rate on this variable-rate debt were to change by 1 percent, net income would hypothetically increase or decrease by $.8 million. This hypothetical analysis does not take into consideration the effects of the economic conditions that would give rise to such an interest rate change or the Company's response to such hypothetical conditions, nor does it take into effect changes from the December 31, 1998 debt amounts.

The Company enters into forward exchange contracts to manage certain foreign currency exposures. These forward exchange contracts are hedges for risk management and are not used for trading or speculative purposes. Such hedges comply with Company policies approved by the Board of Directors. To mitigate the effects of changes in currency exchange rates on that portion of the foreign operations business conducted in foreign currencies, the Company regularly hedges by entering into foreign exchange forward contracts to cover near-term exposures. At December 31, 1998, for hedging purposes, the Company had the following forward exchange contracts outstanding:

 (IN MILLIONS)
                          CONTRACT &        U.S.      LOCAL
                           CURRENCY        DOLLAR    CURRENCY  UNREALIZED       MATURITY
 LOCAL CURRENCY              TYPE        EQUIVALENT EQUIVALENT    GAIN           DATES
----------------------------------------------------------------------------------------------
 United Kingdom pounds Buy U.S. dollars    $ 3.9        2.3       $ -     Jan 1999 to Feb 1999
 United States dollars Buy Can. dollars     25.2       25.2        .1     Jan 1999 to Dec 1999
 French francs         Buy U.K. pounds      11.9       66.3         -     Jan 1999 to Dec 1999
 French francs         Sell U.S. dollars     9.1       52.0        .2     Mar 1999
----------------------------------------------------------------------------------------------
                                           $50.1                  $.3
----------------------------------------------------------------------------------------------

The fair value of these foreign exchange contracts, which is the unrealized gain, was estimated based on December 31, 1998, foreign exchange rates obtained from dealers. If the U.S. dollar were to strengthen or weaken against these currencies by 10 percent, the hypothetical value of the contracts would increase or decrease by approximately $1.1 million. However, these forward exchange contracts are offset by foreign exchange losses or gains on the underlying commitments. Calculations of the above effects assume that each rate changed in the same direction at the same time relative to the U.S. dollar. The calculations reflect only those differences resulting from mechanically replacing one exchange rate with another. They do not factor in any potential effects that changes in currency exchange rates may have on income statement translation, sales volume and prices, and on local currency costs of production.

The Company's international operations' net assets totaled $177 million at December 31, 1998. The effect of any change in foreign exchange rates on the translation of such net assets is reflected in the translation adjustment recorded in the equity section of the balance sheet. The Company does not hedge its foreign currency net asset exposures. The Company also has some commodity price risk but does not currently hedge commodity-related transactions. For additional information on policies and discussion of the Company's foreign exchange and financial instruments, see Notes 2 and 17 of the notes to the consolidated financial statements.

FEBRUARY 1999 CHANGE IN OWNERSHIP AND PREFERRED STOCK REDEMPTION

On February 8, 1999, Carlyle-Blade sold its remaining 22.65 million shares of Howmet International Inc. common stock to Cordant. After the sale Cordant holds 84.65% and the public holds 15.35% of the outstanding Howmet International Inc. common stock.

On February 17, 1999, the Company paid $66.4 million to redeem all of its outstanding 9% preferred stock. The payment was made to Cordant, the sole preferred stockholder. The Company borrowed under its existing revolving credit facility to make this payment.

YEAR 2000 COMPLIANCE

The Company does not anticipate a disruption in operations as a result of computer hardware and software issues associated with the Year 2000. A team of both Company personnel and contract consultants is specifically assigned to actively identify, evaluate and address the Company's Year 2000 compliance issues.

Business Information Systems Remediation: Management believes that virtually
-------- ----------- ------- -----------
all date logic problems on the Company's central mainframe and distributed server applications have been identified, and remedial action to correct or replace problematic code is currently underway. Project work on this phase of the effort started in late 1996 and is scheduled, with minor exceptions, to be completed by June 30, 1999. All central systems will be placed under restrictive change control procedures to ensure that corrected systems are not inadvertently impacted by further changes. System-wide testing activity will be conducted periodically throughout 1999. In addition to the aforementioned efforts, the Company is installing several commercial application software products, at both its central facility and at certain plant sites, to further address its Year 2000 readiness.

The Year 2000 compliance team is concurrently working with the various plant facilities to identify and implement any needed changes to local business applications. The inventory and assessment phase of this effort at each plant has been completed or is near completion. The Company expects corrective action projects to be completed by June 30, 1999. To date no material risk of non-compliance has been identified. No major information systems initiatives have been materially adversely affected due to staffing constraints or expenditures needed to remedy Year 2000 issues.

Embedded Processor Systems Remediation: The Year 2000 team has provided each
-------- --------- ------- -----------
plant facility with guidance and support for embedded processor identification, evaluation, testing and remediation, where required. All plant facility teams are scehduled to complete this project by June of 1999.

Customer and Supplier Readiness: The Company has also initiated formal
-------- --- -------- ---------
communications with all of its significant suppliers, including raw materials, services, and computer hardware/software suppliers, and large customers to determine the extent to which Howmet Corporation's manufacturing processes and interface systems are vulnerable to those third parties' failure to resolve their own Year 2000 issues. These communications have included written inquiries or questionnaires and, in some instances, on-site meetings. Over 800 suppliers have responded to the Company's survey, and a plan has been established to validate important suppliers' Year 2000 preparations. Electronic interfaces with individual business associates are being addressed on a case by case basis. There can be no assurance that the systems of other companies on which Howmet's systems rely will be timely converted and would not have an adverse effect on the Howmet systems. However, responses to date have indicated no significant problems.

Risk Assessment, Worst Case Scenarios and Contingency Planning: Management
---- ----------  ----- ---- --------- --- ----------- --------
believes that the most likely worst case Year 2000 scenario for the Company would be a shut down of individual pieces of critical equipment or computer systems at one or two of its manufacturing facilities for one or two weeks disrupting but not totally eliminating production at those plants. Work-around procedures would probably be established by the end of that period. Total remediation of the underlying problem may stretch over a six-month period or longer. Management further believes that this is more likely to occur at its foreign facilities than its U.S. plants. Even in this eventuality, management believes any loss of revenue during the period involved will be substantially recovered in later periods as a result of deferral rather than cancellation of orders or deliveries. But no assurance can be given in this regard.

During 1999 the Company will focus on further evaluation of customer and supplier readiness, testing systems with embedded processors and business systems, risk assessment, and contingency planning.

The Company is currently developing Year 2000 contingency plans in three areas; 1) business systems processing at the Company's primary data center, 2) procurement activities for critical raw materials and services including transportation, and 3) local manufacturing processes and systems at each facility. These plans are expected to be complete during the third quarter of 1999 and will employ methods such as alternate manual processes for critical applications, installation of a generator at the Company's primary data center, the establishment of a corporate command post, full staffing of information technology and plant maintenance personnel during the year-end weekend, extensive future date testing, methods to assure adequate inventory of materials, if any, identified as susceptible to supply interruption, extra product quality testing in 2000, validation of customer and supplier electronic data interchanges, critical equipment shut-downs on December 31, 1999 and active monitoring, measuring and auditing plant compliance. While diligent efforts have been made to anticipate and mitigate risks, it is possible that the inability of the Company or its suppliers or customers to effectuate solutions to their respective Year 2000 issues on a timely and cost effective basis could have a material adverse effect on the Company.

Cost Information: The estimated cost at completion for all phases of the
---- -----------
Company's Year 2000 project is $16.5 million. An estimated $6.5 (39%) of this expense is for information systems labor and miscellaneous project costs; these costs are being expensed as routine information systems maintenance as incurred over the three-year duration of the project. Another $7.5 million (46%) is for software purchase and implementation costs for applications that were installed as scheduled, or on an expedited basis, for Year 2000 purposes. An additional $2.5 million (15%) is for infrastructure upgrades or replacement.

Approximately $9.3 million (56%) had been expended as of December 31, 1998; the Company expects to spend $7.2 million (44%) in 1999.

EURO CONVERSION

The Company continues to assess the impact of the Euro conversion on its business operations and is currently implementing a strategy which will allow it to operate in a Euro environment during the transition period, from January 1, 1999 to December 31, 2001, and after full Euro conversion, effective July 1, 2002. The Company does not expect the Euro conversion to materially impact its competitive position, nor to significantly impact its computer software plans. The Company does not expect any significant changes to its current hedging policy and does not expect any significant increases in its foreign exchange exposure. Until the Company completes its assessment of the Euro conversion impact, there can be no assurance that the Euro conversion will not have a material impact on the overall business operations of the Company.

ENVIRONMENTAL AND OTHER LEGAL MATTERS

In view of the indemnification from the Company's previous owners granted in connection with the acquisition described in Note 1 of Notes to Financial Statements, the Company does not expect resolution of environmental matters to have a material effect on its liquidity or results of operations. See Note 19 of Notes to Consolidated Financial Statements.

The Company, in its ordinary course of business, is involved in other litigation, administrative proceedings and investigations of various types in several jurisdictions. The Company believes these are routine in nature and incidental to its operations, and that the outcome of any of these proceedings will not have a material adverse effect upon its operations or financial condition.

RISK FACTORS

The Company sets forth in its Form 10-K for 1998, incorporated by reference herein, a "Cautionary Statement" with respect to certain statements herein that the Company believes are "forward-looking statements" under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Many of the factors described therein are discussed in both current and prior Company Securities and Exchange Commission filings and to the extent not otherwise discussed in forward-looking statements should be considered in assessing the various risks associated with the Company's conduct of its business and financial condition. Certain risks which may impact the accuracy of the Company's forward-looking statements include, but are not necessarily limited to: changing economic and political conditions in the United States and in other countries, including those in Asia, where economic disruption could delay the delivery of aero or industrial gas turbine engines. The impact of such delay in delivery of new engines would be offset in part by higher spare parts sales to these customers. Risks and uncertainties also include but are not limited to changes in governmental laws and regulations, the outcome of environmental matters, the availability and cost of raw materials, and the effects of: (i) aerospace and IGT industry economic conditions, (ii) aerospace industry cyclicality, (iii) the nature of the Company's customer base, (iv) competition and (v) pricing pressures. All forecasts and projections in this report are "forward-looking statements", and are based on management's current expectations of the Company's results, based on current information available pertaining to the Company and its products including the aforementioned risk factors. Actual future results and trends may differ materially from projections made herein as a result of the factors set forth above and other factors.

NEW ACCOUNTING STANDARDS

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued. This statement establishes accounting standards for derivative instruments and for hedging activities. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company expects to adopt this new statement on January 1, 2000.

RECENT MARKET PRICE AND DIVIDENDS

The market price of the Company's common stock ranged from a low of $9.75 to a high of $18.63 per share for 1998. From the November 1997 initial public offering to December 31, 1997 the range was from a low of $14.69 to a high of $16.00 per share.

The Company did not pay dividends in 1998 or 1997.

SELECTED FINANCIAL DATA

                                                                                           Howmet Predecessor
                                      Howmet International Inc. Consolidated (a)          Company Combined (a)
                                      ---------------------------------------------------------------------------
                                                                           Period from  Period from
                                                                          December 14,   January 1,
                                                                             1995 to      1995 to     Year Ended
                                         Year Ended December 31,          December 31,  December 13, December 31,
                                      ----------------------------------  -------------------------- ------------
 (in millions, except per share data)   1998        1997        1996          1995          1995         1994
-----------------------------------------------------------------------------------------------------------------
 STATEMENT OF INCOME
  DATA (A)
 Net sales                            $  1,350.6  $  1,258.2  $  1,106.8    $     51.4     $894.1       $858.3
 Operating expenses:
  Cost of sales                          1,039.1       963.8       891.1          42.1      747.6        711.5
  Selling, general and
   administrative (b)                      101.6       122.3        93.4           3.7       77.2         64.3
  Research and
   development                              20.2        17.6        20.3           1.0       19.2         14.7
  Restructuring charges
   (credit)                                    -           -           -             -       (1.6)         2.5
  Goodwill write-off                           -           -           -             -          -         47.4
-----------------------------------------------------------------------------------------------------------------
 Income from operations                    189.7       154.5       102.0           4.6       51.7         17.9
 Interest (expense)
  income, net                              (11.1)      (29.8)      (40.2)         (3.1)       4.1          5.2
 Other, net                                 (3.4)       (6.4)       (5.9)         (1.0)      (5.8)        (0.1)
 Income taxes                              (64.8)      (46.3)      (30.3)          (.5)     (23.7)       (46.0)
-----------------------------------------------------------------------------------------------------------------
 Income (loss) before
  extraordinary item (c)              $    110.4  $     72.0  $     25.6    $        -     $ 26.3       $(23.0)
-----------------------------------------------------------------------------------------------------------------
 Net income (loss) (c)                $    110.4  $     59.7  $     25.6    $        -     $ 26.3       $(23.0)
 Dividends on redeemable
  preferred stock                           (5.6)       (5.1)       (4.6)          (.2)         -            -
-----------------------------------------------------------------------------------------------------------------
 Net income(loss)
  applicable to common
  stock                               $    104.8  $     54.6  $     21.0    $      (.2)    $ 26.3       $(23.0)
-----------------------------------------------------------------------------------------------------------------
 Per common share
  amounts (d):
  Income (loss) before
   extraordinary item                 $     1.05  $      .67  $      .21    $        -     $  .26       $ (.23)
  Net income (loss)                   $     1.05  $      .55  $      .21    $        -     $  .26       $ (.23)
-----------------------------------------------------------------------------------------------------------------
 OTHER DATA (END OF PERIOD, WHERE
  APPLICABLE) (A)(E):
 Total assets, excluding
  Restricted Trust                    $  1,084.2  $  1,020.6  $  1,052.4    $  1,127.8     $    -       $509.9
 Restricted Trust (f)                      716.4       716.4       716.4         716.4          -            -
 Long-term debt,
  including current
  maturities, excluding
  Pechiney Notes                            63.0       208.4       350.7         488.6          -         42.1
 Pechiney Notes (f)                        716.4       716.4       716.4         716.4          -            -
 Redeemable preferred
  stock                                     65.6        60.0        54.9          50.2          -            -
 Stockholders' equity                      371.3       265.7       218.8         196.9          -        166.3
 Net cash provided
  (used) by operating
  activities                               207.4       192.6       184.5         (12.7)      35.2         91.4
 Capital expenditures                       83.0        56.9        33.7           1.6       41.2         38.0
 Approximate number of
  employees                               11,500      10,400      10,000         9,600          -        8,700
-----------------------------------------------------------------------------------------------------------------

(a) In 1995 Howmet International Inc. was formed to acquire its only operations, which are those of the entities that comprise Howmet Predecessor Company Combined. Data for periods after the December 13, 1995 acquisition date reflect the allocation of the acquisition purchase price to asset and liabilities of the Company, the financing of the acquisition, and the subsequent amortization, depreciation, interest expense and other effects related thereto.
(b) Includes charges related to the Company's stock appreciation rights plan of $10.8 million in 1998, $31.4 million in 1997 and $6.6 million in 1996.
(c) In 1997 the Company recorded a $12.3 million after-tax extraordinary loss on early retirement of debt.
(d) All per common share amounts are both basic and diluted and were calculated assuming that the 100 million common shares outstanding at December 31, 1998 and 1997 were outstanding for all periods.
(e) Excludes 1994 related party advances to Pechiney Corporation of $238.7 million and excludes 1994 related party payables of $20 million.
(f) The Restricted Trust held a note receivable from Pechiney, S.A. and related letters of credit that secured Pechiney, S.A.'s agreement to repay the Pechiney Notes. Subsequent to December 31, 1998, Pechiney, S.A. (the Company's previous owner) paid the Pechiney Notes in full on January 4, 1999. No Company funds were used in the payment of the Notes. As a result, the Restricted Trust has been terminated and like the Pechiney Notes, subsequent to December 31, 1998, will not be included on the Company's balance sheet.

--------------------------------------------------------------------------------

    Please mark your            [                                   [ 2575
[X] votes as in this
    example.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2.

-----------------------------------------------------------------------------------------------------------------------------------
                                  The Board of Directors recommends a vote FOR proposals 1 and 2
-----------------------------------------------------------------------------------------------------------------------------------
                                FOR      WITHHELD                                                  FOR      AGAINST   ABSTAIN
1. Election of                                           2.  Appointment of Ernst & Young LLP
   Directors (See               [_]         [_]              as independent auditors for fiscal    [_]        [_]      [_]
   Reverse)                                                  year 1999

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee below

-----------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------



                                                        Note:  Please sign exactly as name appears on this form.  Joint owners should each sign personally.  Corporation proxies should be signed by an authorized officer.  Executors, administrators, trustees, etc.
                                                               should so indicate when signing.



                                                        ----------------------------------------------------------------------------

                                                        ----------------------------------------------------------------------------
                                                          SIGNATURE(S)                                          DATE
------------------------------------------------------------------------------------------------------------------------------------
                                           [ARROW UP] FOLD AND DETACH HERE [ARROW DOWN]

HOWMET INTERNATIONAL INC.                          PROXY/VOTING INSTRUCTION CARD
Greenwich, Connecticut
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 7, 1999.

The undersigned hereby appoints James R. Wilson, David L. Squier and Roland A. Paul, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of Howmet International Inc. (the "Company") owned of record by the undersigned on March 16, 1999, at the Company's Annual Meeting of Stockholders on May 7, 1999, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. If a vote is not specified, said proxies will vote FOR proposals 1 and 2.

Receipt of the Notice and Proxy Statement for the above Annual Meeting and the Company's Annual Report to Stockholders for the fiscal year ended December
31, 1998, is acknowledged.

Nominees for Election as Directors: James R. Wilson, Richard L. Corbin, Edsel D. Dunford, James R. Mellor, D. Larry Moore, David L. Squier, and James D. Woods

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.


                            FOLD AND DETACH HERE